Exhibit 10.2

WORKING AGREEMENT

between

VINCENT BACH

Division of Conn-Selmer, Inc.

and

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA

Local No. 364

(U.A.W.)

PREAMBLE

This agreement entered into and concluded at Elkhart, Indiana, this 1st day of April, 2003 by and between the Vincent Bach Division of Conn-Selmer, Inc. located at 500 Industrial Parkway, Elkhart, Indiana, or its successors, hereinafter known as the Company, and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (U.A.W.) and its affiliated Local Union No. 364 (U.A.W.) hereinafter known as the Union.

For purposes of this agreement, certain words and phrases, wherever they appear in this agreement, shall be deemed to mean the following:

a)              employees:  All persons in the employ of the Vincent Bach Division of Conn-Selmer, Inc. located at 500 Industrial Parkway, Elkhart, Indiana, under the jurisdiction of Local No. 364 (U.A.W.), Elkhart, Indiana, more than 60 days, except salesmen, clerical, engineering, chief inspector, and supervisory employees.

Wherever reference is made herein by words of masculine or feminine gender, such reference shall include the opposite gender.

b)             supervisor: Supervisor who is in charge of production or maintenance department, and who:

1.               Hires or discharges employees, or

2.               Recommends the hiring or discharging of employees, or

3.               Distributes work or

4.               Receives instructions direct from the management for the operation of work in a department.

c)              seniority:  An employee’s status in relation to other employees based on length of service.  See Article IX.

d)             steward: A representative of employees, as provided for in Article V.

e)              bargaining committee: The committee of employees created in accordance with the provisions of Article V.

f)                company executives:  Any executive or other representative of the Company who may be designated to represent the Company in carrying out the provisions of this agreement.

g)             grievance:  Any act or condition which an employee feels to be in violation of the terms of this agreement, or unfair or improper in connection with wages, hours, and working conditions.

h)             probationary worker: A person who has been employed less than sixty-one days.

i)                 average employee: An employee skilled and experienced in the type of work in which he is engaged and who shows willingness and ability to produce a reasonable volume of output of standard quality work.

j)                 insubordination: Willful disobedience of order by management.

k)              to quit: An employee shall have been deemed to quit if he notifies his supervisor in writing in the presence of the President and/or designee of his intent to terminate his employment with the Company.  The employee will be terminated if he is not on the job at the beginning of working hours the second day after giving notice of the intention to terminate employment.

l)                 trainee:  An employee who is being trained because of a bump, job elimination, physical disqualification, or open bid.

m)           Straight Time Average Hourly Earnings: All regular earnings averaged over a period of time excluding overtime premium pay.

n)             disqualifications:  An employee to fall below an established quality and/or quantity Company standard.

Article I

RECOGNITION

Section 1

The Company recognizes the Union as the exclusive bargaining agent for all its employees (exclusive of salesmen, clerical, office, technical and engineering, chief inspector and supervisory employees) for the purpose of collective bargaining with respect to wages, hours, and other conditions of employment.

Section 2

“There will be no individual bargaining”

Section 3

So long as permitted by applicable laws, decisions and regulations, all employees covered by this agreement shall as a condition of continued employment be required to be members of the Union on the effective date of this agreement.  For probationary employees, and for new hires, they shall become members of the Union before being transferred to the active seniority list.

Section 4

The Company shall deduct all regular dues and initiation fees levied in accordance with the International Union Constitution from the pay of each member who has voluntarily signed an authorization permitting and instructing the Company to make such deductions.  Such deductions shall be made from the 3rd pay of the employee each month and remitted to the Financial Secretary of Local 364 (U.A.W.) not later than the fourth pay period.  The Union shall furnish to the Company a schedule of the current dues and initiation fees and notify the Company officially in writing of any change in such dues.

Article II

PURPOSE AND INTENT

The purpose of this contract is to provide a working agreement which will enable the Company, its employees, and the Union to perform their daily routine production in an efficient, peaceful, and orderly manner with fairness to all.  It is the intent of all parties to gain benefits through cooperation and good will in the fulfillment of their respective obligations as set forth in the contents of this agreement.

Article III

RESPONSIBILITIES OF THE PARTIES

Each of the parties hereto acknowledges the rights and responsibilities of the other party and agrees to discharge its responsibilities under this Agreement.  In addition to the responsibilities that may be provided in this Agreement, the following shall be observed:

1.               There shall be no Union activity on Company time except as may be permissible under the grievance procedure set out herein.

2.               All grievances shall be considered carefully and processed promptly in accordance with the applicable procedures of this Agreement.

3.               There shall be no discrimination, restraint, or coercion by the Union against any employee because of membership or non-membership in the Union.

4.               There shall be no discrimination against any person by the Company and the Union because of race, creed, color, sex, age, handicap, or marital status.  However, any and all persons who are in any way affiliated with any organization, at present or in the future, whose activities may be deemed to be un-American by any authorized government agency with the power to make such determination shall be denied employment with this Company.

5.               Upon mutual agreement of the parties hereto, any employee who belongs to a religious organization whose tenets forbid membership in a Labor Union may be relieved of the necessity of active membership in the Union.

6.               All employees will be treated fair and equitable by the Company and the Union.

Article IV

MANAGEMENT

The management of the plant and the direction of the working force remains an exclusive management function.  This right of management includes, but is not limited to, such functions as the right to plan, schedule, direct and control operations, the right to designate a specific number of employees on specific equipment, to study or introduce new production methods or facilities, to establish process and product quality standards, to discontinue present jobs; to maintain or establish new or improved rules and regulations covering the operations of the plant, to hire, promote, demote, assign and transfer employees; to layoff employees because of lack of work; and to suspend; discharge or otherwise discipline employees for proper cause. The Company shall have the exclusive right to determine the source or sources from which applicants for work shall be secured and shall be the sole judge of requirements and qualification for employment.  All the above shall be true so long as it does not conflict with other provisions herein.

Supervisors and other salaried employees not under jurisdiction of the U.A.W. Local #364 shall not perform bargaining unit work except for the following:

1.               Experimental, developmental, or prototype work

2.               Emergencies – An unforeseen combination of circumstances or the resulting state that calls for immediate action.

3.               Instruction and training of bargaining unit employees

4.               Diagnosis of equipment for operational problems

Bargaining unit employees will not assist supervisors in performing supervisory duties.

Article V

REPRESENTATION

Section 1 - Stewards

To assist employees in presenting grievances, the Union shall elect a steward for areas and all shifts mutually agreed upon by both parties.  The Union shall elect three (3) committee people (one of which will serve as the chief steward) who will assist and direct their stewards according to the grievance procedure

Section 2 - Bargaining Committee

Employees shall be represented further by a Bargaining Committee of not more than five (5) employees selected by the Union who shall confer and negotiate with the Company.

Section 3 - Listing

The Union shall maintain with the Personnel Department an up-to-date list of all its officers including the Bargaining Committee, Executive Board and Stewards.

Article VI

GRIEVANCE PROCEDURE

1.                  Representation

For the purposes of collective bargaining the employees shall be represented by a Bargaining Committee of not to exceed five (5) members, two (2) of whom shall be the President and Vice President of the Union, plus any International Representatives who may accompany them.

The Company will recognize members of the Bargaining Committee or their alternates in their absence, as representatives of the Union, as well as stewards and their alternates, for the following purposes:

a)              Handling safety and health complaints and settling grievances with supervision or their representatives in those portions of their areas where it is agreed they shall act as stewards, and

b)             Settling the grievances of employee(s) with management above the supervisor level.

The Company will recognize stewards selected as representatives of the employees for the purpose of handling complaints and settling grievances with supervisors or their representatives.

Union representatives will not be recognized beyond the area designated or the extent of authority delegated to them except in emergencies and then when properly authorized by the Union.

Members of the Bargaining Committee and stewards shall represent the respective plant and areas within their jurisdiction and will be permitted to leave their work during the working hours to perform the following duties:

1.               To present complaints, safety and health problems or grievances as provided in the Grievance Procedure.

2.               To investigate in order to determine the facts with respect to a specific complaint or grievance arising in the area for which they are recognized.

3.               To meet with representatives of management for the purpose of adjusting grievances.

4.               At the request of either party, the President, Vice President and/or designee (during Company paid hours) may be called in to help adjust any controversy that may exist between the parties.

5.               Should the Union feel it necessary, they reserve the right to call in the International Time Study.

No representative shall leave his/her department without notifying their supervisor in person or by voicemail.

2.                  Stewards

The Union shall be entitled to a sufficient number of stewards so that each employee has the opportunity of being represented as provided in the Grievance Procedure of this Agreement.  The Union assumes the responsibility for assigning the duties of the Bargaining Committee and stewards, but Bargaining Committee members or stewards will not be discriminated against because they perform duties assigned to them as provided in this agreement.

3.                  Time Limits

No complaint will be considered a grievance unless the incident causing the complaint is reported within ten (10) working days of the time it became known to the person making the complaint.

Time limits will be strictly adhered to in all five steps. If the Company fails to meet the negotiated time limit in the grievance procedure, the specific adjustment requested will be awarded to the grievant, provided such adjustment is allowed by our working agreement and is compliant to the present contract language.  Should the Union fail to meet the limits set forth in our working agreement, the Company’s last answer will service as settlement to the grievance, providing such answer is compliant to our contract language.  Extensions to the time limits may be mutually agreed to in writing.

4.                  Compensation of Union Representatives

In providing herein for the compensation of the President of the Union, Vice President, designated bargaining committeepersons, and stewards for time spent in Company negotiations, the investigation of complaints or grievances, the intent is to compensate such representatives, (or their alternates when the need arises) as employees for time necessarily lost from work in handling grievances of employees of the Company as their representatives.  Incentive union representatives will be paid 125% of their applicable maximum incentive base rate.  Non-incentive union representatives will be paid their applicable hourly rate.  Night premium will be paid where applicable.

If Bargaining Committee members are requested by management to stay beyond their normal shift or come into the plant after normal working hours, premium time will be paid for time spent in such meetings.  When the Company agrees that an employee may attend a grievance meeting, incentive employees will be paid 125% of their applicable incentive base rate and non-incentive employees will be paid their applicable hourly rate.

As used in this agreement, the term “Grievance” shall mean any misunderstanding, difference, or dispute between the Company and the Union, or one or more of the employees represented by the Union arising out of this agreement thereto, or concerning or relating to the interpretation and application thereof and filed subsequent to the effective date of this agreement.

The Bargaining Committee may write and sign a grievance in behalf of any employee or group of employees on a grievance form, which shall be supplied by the Union.  If the issue raised is not appropriate for resolution at the first or second step, the grievance may be referred by the Bargaining Committee directly to the third step.

5.                   Steps to the Grievance Procedure

1st Step

An employee having a grievance, or one designated employee of a group having a grievance will first take up the grievance with the steward and the supervisor who will attempt to adjust the problem.

If the grievance is not adjusted by the supervisor, it will be reduced to writing on forms provided by the Union and signed by the employee or employees involved.  The Supervisor will write an answer within five working (5) days, excluding Saturdays, Sundays and holidays after receipt of the grievance.

2nd Step

If the supervisor’s answer is unsatisfactory, the grievance may be forwarded to the Bargaining Committeeperson of that area or the Chief Steward.  He/she may then appeal the grievance to the Zone Manager (or alternate when the need arises) within five (5) working days. They will meet, within five (5) working days, in an attempt to settle the grievance and the Zone Manager (or alternate when the need arises) will write an answer within five (5) working days, excluding Saturdays, Sundays, and holidays, after the meeting.

3rd Step

If the grievance remains unsettled, it may be forwarded by a member of the Bargaining Committee, within five (5) working days, to the Plant Manager (or alternate when the need arises) who will attempt to resolve the matter with the Bargaining Committee.  The Plant Manager (or alternate when the need arises) and the Bargaining Committee will meet on the grievance(s) within five (5) working days.  The Plant Manager (or alternate when the need arises) has to give an answer within five (5) days, excluding Saturdays, Sundays, and holidays from the final meeting and the discussion of the matter.

4th Step

If the grievance remains unsettled, it may be appealed to step four by filing a written appeal within five (5) working days of the step three answer.  The International Representative, the Bargaining Committee and the Director of Human Resources (or alternate when the need arises) will meet and attempt to resolve the grievance no later than thirty (30) calendar days.

The Director of Human Resources (or alternate when the need arises) will give it’s decision in writing with respect to the grievance within ten (10) working days, excluding Saturdays, Sundays, and holidays from the final meeting and discussion of the matter.

The union representatives or the management will have the right to call as witness any employee to testify as to the facts concerning any disputes during the hearing of a grievance or complaint.  This applies to all steps of the grievance procedure.

5th Step:   Arbitration

Any grievance which is not satisfactorily settled in step four of the grievance procedure may be submitted to arbitration by the International Union by providing the Company with a written notice of its intent to arbitrate within thirty (30) working days of the receipt of the Company’s answer in step four.

The International Union and the Company will agree upon an arbitrator selected from a panel of seven arbitrators obtained from the Federal Mediation and Conciliation Service, or by any other method mutually agree to.  The cost of such panel will be split between the parties.  Selection shall be made by the Company and the Union from the Federal Mediation and Conciliation Service panel, eliminating one name until only one name remains on the list.  The name remaining shall be the arbitrator.  The right to strike the first name on the panel shall be rotated between the Company and the Union.

The arbitrator’s power shall be limited to the application and interpretation of the agreement to settle the grievance before him.  The arbitrator shall at all times be governed wholly by the terms of this agreement and shall have no power to, or authority to, amend, alter, or modify this agreement in any respect. The arbitrator’s fees for the hearing shall be paid by the losing party.  The Company and the Union each shall pay the expenses of it’s own representatives and witnesses.  Should either party choose not to use the first panel of arbitrators, that party that chooses to send for a new panel will bear the total expense of said panel.  Should either party request a stenographer, said party will bare the total expense of the stenographer.  If the arbitrator renders a split decision, the arbitrator shall make as part of her decision a ruling as to how the cost of her services and expenses shall be prorated.

Note:                   The Union retains the right to withdraw any grievance at any time in the grievance procedure.

Lockout and Strikes

The parties hereto agree that at no time during the life of this agreement shall there be any strike, sympathy strike, walkout, slow-down, lockout or other stoppage of work in the plants of the Company.  During the term of the Agreement, the Company agrees that it will not lockout its employees.

Article VII

SHOP RULES AND DISCIPLINE

In every business where many people work together, some specific rules and regulations are necessary to define acceptable conduct and to promote the smooth functioning of the business as a whole.

The purpose of the following rules is to insure all employees’ safety and fairness in their cooperative efforts.  The Company feels that the great majority of employees are conscientious and follow acceptable work habits. Unfortunately, there are a few individuals who abuse the rules. For this reason, we have set forth acts of misconduct, which, if committed, will result in appropriate disciplinary action.

When an employee is being counseled for a disciplinary problem, the steward will be involved at the department level and the President/Committee person or designee at the Human Resources level.

Infractions of A Minor Nature

1.                           Loafing, neglect or failure to perform assigned duties.

2.                           Violation of safety rules

3.                           Failure to be in assigned area or at work station at required time

4.                           Leaving the department or job prior to authorized time

5.                           Use of the telephone during working hours without permission

6.                           Creating or contributing to unhealthful or unsanitary conditions, or displaying signs, obscene pictures or literature, or distributing them.

7.                           Negligence resulting in inferior work, scrap, or waste. A valid Quality Variation Reports will be considered.

8.                           Creating a condition hazardous to the individual or fellow employees such as horseplay, yelling, running, shoving or throwing articles.

9.                           Failure to wear or use safety equipment as required by PPE standards

10.                     Solicitation of employees for donations or membership in outside organizations, circulation of petitions or magazines in the Plant without specific approval of the Human Resources Department (Union excluded)

11.                     Being in an unauthorized area of the Plant or Company property

12.                     Being on Company property while under the influence of alcohol, or any other illegal or controlled substance

13.                     Gambling of any type

14.                     Changing a certain phase of a set operating procedure without proper authorization

15.                     Posting of notices or signs or writing in any form on official bulletin boards or removal of approved notices without approval of the Human Resources Department.  Union bulletin boards excluded.

16.                     Leaving the Plant at break or lunch period and not returning without permission or notification

17.                     Entering or leaving the Plant by other than the designated employee entrances

18.                     Subtle forms of harassment, intimidation, or inappropriate language or behavior.

19.                     Smoking in non-designated areas

20.                     Loitering, roaming about or visiting throughout the Plant

ANY EMPLOYEE COMMITTING ANY OF THE ABOVE OFFENSES is subject to the following:

1st Offense - Written warning in the presence of the employees’ steward. An entry noting the date and detailed reason for the reprimand will be placed in the employees’ personnel file and a copy provided to the union.

2nd Offense - Written warning given in the presence of the President/Committee person or designee. An entry noting the date and detailed reason for the reprimand will be placed in the employees’ personnel file and a copy provided to the union.

3rd Offense - Final Written Warning with counseling from the Human Resources Department in the presence of the President/Committee person or designee. An entry noting the date and detailed reason will be placed in the employees’ personnel file and a copy provided to the union.

4th Offense- Discharge

ALL WARNINGS WILL REMAIN IN EFFECT TWELVE [12] MONTHS FROM THE TIME OF INFRACTION.

Infractions of A Major Nature

1.                           Insubordination [willful disobedience of an order by management]

2.                           Theft

3.                           Bringing, having, or consuming intoxicating beverages or narcotics in the Plant or on the Plant property.

4.                           Smoking in high fire hazard areas.

5.                           Willful damage to or unauthorized removal of property belonging to the Company or another employee.

6.                           Walking off the job.

7.                           Swiping another employees’ badge in or out resulting in pay for time not worked.

8.                           Falsification of personnel records.

9.                           Possession of firearms or any type of weapon on Company property.

10.                     Physical violence, aggressive retaliatory actions, verbal threats, patterns of continued intentional harassment, sexual harassment, or any violation of discrimination laws.

11.                     Flagrant violation or reckless disregard of any safety rule or policy which places the employee or others in danger.

12.                     Falsifying incentive earnings, production counts, or time entries.

Any employee committing any of the above offenses is subject to discipline up to and including discharge without any previous steps issued.

Suspension or discharge must be for “just cause”.  All discipline will be graded to fit the offense.

Article VIII

HOURS OF WORK

Section 1 – Work Day/Work Week

For the purpose of defining the weekly payroll period, an employee’s work week will begin on Monday at the regular starting time of the shift to which the employee is assigned, except for those employees whose regular work week begins on calendar Sunday night, in which case their regular work week will begin at their regular starting time on calendar Sunday night.

Section 2 - Hours of Work

Regular Starting Times are defined as follows:

UAW Local 364 – Bach Facility -	First Shift - 5:45 a.m.
Second Shift – 2:30 p.m.
Third Shift – 9:00 p.m.

Senior employees shall have preference of first, second, and third shifts.  No one may exercise shift selection more often than once a year, which shall be on April 1 of each year, except for that opportunity to exercise their shift preference by seniority, when an opening occurs in their job classification.  When an opening occurs in a job classification which is worked more than one shift, that opening shall be offered first for purposes of shift selection to those working in the classification.  The remaining opening will be posted and awarded by the open shift.  Elimination of a shift will automatically constitute a layoff for the employee(s) working on that shift.  When an employee wants to exercise a shift selection, once a year he/she must put his request in writing at least five working days in advance of the week of April 1.  Such shift change will begin at the regular starting time of the first day of the first week following the five days of advance notice.

Section 3

a)              The Company will pay one and one half (1½) times the regular hourly rate for all hours worked in excess of eight (8) hours in a day and time and one-half for all hours worked on Saturday.

b)             The Company will pay two (2) times the regular hourly rate for all hours worked on Sundays and holidays.  This payment is in addition to any holiday pay for which the employee may have qualified.

c)              The Company will pay twice the regular hourly rate to non-incentive employees and twice the average hourly earnings of the incentive employees for all hours worked Sunday.

d)             The Company will pay twice the regular hourly rate to non-incentive employees and twice the average hour earnings of the incentive employees for all hours worked on paid holidays.  This will be in addition to the regular holiday pay.

e)              Premium time average earnings calculations for incentive employees under this Section will include all incentive and non-incentive earnings during the full shift calculation period.

f)                Any unqualified workers or workers in progression may be excluded from scheduled overtime.

Section 4

There shall be no pyramiding of overtime or premium pay.

Section 5

The Company will notify all employees before they leave the premises if they are not to report to work the following day.  When an employee reports to work at the regular starting time and regular work is not available, he shall be transferred to work he is capable of doing, and be guaranteed a total of four hours pay.  Incentive employees will be paid as provided for in Articles XXX.  The rate of pay for an incentive employee assigned to a non-incentive classification will be the higher of the two rates (regular job classification or the temporary assignment).  Incentive employees temporarily assigned to another incentive job classification will work at the higher of the two incentive base rates with a guarantee of 120% of the employee’s incentive base rate.

Section 6

Employees who receive emergency calls to return to work between the hours of 4:00 P.M. and midnight shall receive time and one-half of their applicable base rate and shall not receive less than two hours of pay.  Employees who receive emergency calls between the hours of 12:00 midnight and 6:00 A.M. shall receive two times their applicable base rate for all hours worked prior to 6:00 A.M. and shall not receive less than two hours pay at two times their applicable base rate.  Incentive employees will receive their actual incentive earnings in the calculations set forth in this Section if higher than their incentive base rate.  Any guarantee payment for time not worked will be at the incentive base rate.

Section 7

An employee shall inform the personnel department immediately of a change in address and also submit a phone number where he may be reached or forfeit his right to claim call-in pay upon failure to do so.  A copy of such changes of address shall be given to the Financial Secretary of the Union.

Section 8

Two ten (10) minute breaks will be provided to each employee during the normal workday – one (1) during the first portion of the shift, and one (1) during the latter portion of the shift.  If the workday exceeds ten hours, a ten-minute break will be provided at the end of the eighth hour of work.

These breaks may be scheduled by the Company as fixed, staggered, as needed, or subject to relief, depending upon the requirements of the job involved.

The five (5) minutes of wash-up time prior to the lunch period and the end of the shift set forth in Plant Rules will be continued.

No separate payment for breaks and wash-up time will be made for incentive employees as such time has been provided for by appropriate allowances in the incentive standards.

Article IX

SENIORITY

Section 1

Seniority shall be observed and determined by the last hiring date of each full-time employee, except as provided in the Letter Agreement for Merger of Bundy and Buescher Operation.  In cases where two or more employees are hired the same day, seniority is established at time of hire by alphabetical order of the last name.

Section 2

a)              New employees shall be regarded as probationary for the first sixty days of employment.  After sixty days of continuous employment, the names of such employees shall be placed on the seniority list.

Any probationary worker laid off and recalled within ninety (90) days will retain his/her original hire date. If the sixty- (60) day probationary period has not been completed, the employee shall complete his/her probationary period.  The employee will be eligible for benefits in accordance with his/her seniority date.

b)             There shall be no seniority for probationary employees, and they may be terminated or transferred at the discretion of the Company.

c)              New hires on jobs Labor Grade 4 or higher cannot bid for one (1) year from the date of hire.  New hires in Labor Grade 3 or lower cannot bid for six (6) months from date of hire.

d.)              New hires will progress according to the Working Agreement.  They will have to qualify and progress on the job they are hired in on in the same manner as an employee who gets a job from a bid.

Section 3

Seniority may be lost for the following reasons:

a)              Voluntary quitting:  An employee shall have been deemed to quit if he notifies his supervisor in writing in the presence of the President and/or designee of his intent to terminate his employment with the Company.  The employee will be terminated if he is not on the job at the beginning of working hours the second day after giving notice of the intention to terminate employment.

b)             Discharge for cause.

c)              For participating in any strike, slowdown, or other work stoppage, which is not authorized under the provisions of this agreement.

d)             A laid-off employee who bids and is subsequently awarded a job who fails to qualify will be subject to the disqualification procedure.  If disqualified, the employee returns to layoff retaining his original layoff date.  A laid-off employee shall retain seniority and continue to accumulate it for a period of time equal to his accumulated seniority as of the effective date of his layoff but not to exceed three (3) years.

e)              A laid off employee who signs a bid before he loses his seniority in accordance with Article IX, Section 3(d) will not lose his seniority if he is the successful bidder.

f)                A probationary employee on layoff status shall have recall rights for sixty (60) days from date of layoff.  Any probationary worker on a layoff extending longer than sixty (60) days shall be terminated and shall be considered a new employee in any future employment by the Company.

g)             Failure to report for work at the regular starting time within five (5) working days of date of notice to return to work.  (Any employee who leaves his regular place of residence for an extended period of time should notify the Personnel Office as to where he may be contacted.)

h)             For being absent without leave for a period of more than two (2) days or being absent for more than two (2) days without notifying the Company as to reasons for such absence.  Any employee who is absent because of illness must notify the Company as early as possible on the morning of the first day of such absence.  If an employee has been absent without leave for a period of more than two (2) days or being absent for more than two (2) days without notifying the Company for as to the reasons for such absence, a meeting will be held within three (3) days following the employee’s return to work to review the facts surrounding the absence without leave and/or the no report.  The Chief Steward and Departmental Steward will be present.  A decision will be made within 24 hours of the meeting regarding whether or not the employee shall lose his seniority.  Any loss of seniority of the employee shall be subject to the grievance procedure.

i)                 No employee shall lose his or her seniority when failure to report under (g) or (h) is due to proven illness or accident or other justifiable reasons.

j)                 Seniority will be lost through promotion into management or out of Local 364 (U.A.W.) jurisdiction.

Section 4- Union Officer Seniority

(a)          The President and Vice President of the Union shall head the Seniority list while occupying such offices, for the purpose of determining shift transfers and layoffs.

(b)         Committee people and/or Departmental Stewards shall have the same rights in their respective departments and/or areas for the purpose of determining layoffs only.  The sequence of seniority shall be in the order listed above.  This section shall hold true so long as there is work available which the Union personnel in question are qualified to do.

Section 5

The Company shall keep a correct seniority list, in keeping with Section 1 of this Article, posted in a prominent place at all times and will furnish a new list each quarter of the year either on diskette or in written form.

Article X

LAYOFF AND BUMPING

Seniority and qualifications shall govern any reduction in the working force over five (5) working days, or a reduction in working hours below forty- (40) hours in a calendar month.

a)              The Company shall give at least a two-day notice before layoff excluding probationary employees.

b)             When it becomes necessary to reduce the hours of work in a job classification, layoff will be as follows:

1.               Probationary

2.               Temporary

3.               Employees who have not qualified

Thereafter, the least senior employee(s) will be reduced from such job classifications.

c)              Employees reduced from a job classification may exercise their seniority to displace the least senior employee in any job classification their seniority will allow.  An employee must exercise his/her seniority for bumping within five working days, excluding holidays, the annual physical inventory, and the annual factory shutdown, after the date of layoff by signing an irrevocable bump form

d)             An employee bumping into a job classification should have the skill and ability to perform the work in a competent manner up to the Company’s quality and production standard.

e)              Employees who were qualified in the job classification within the last three years will be presumed to be qualified.  Employees will have thirty (30) working days to qualify without training.  Familiarization with the process will be provided.  Pay will be 100% base rate

f)                Employees not qualified will have (See Bumping Chart) time to qualify with training. Pay will be eighty (80) percent of base rate with no progression until the employee qualifies

g)             Employees displaced through the bumping process will be entitled to the same rights to exercise their seniority as set forth above.

h)             Qualifying under the bumping procedure will be evaluated on performing at 100% of standard averaged over forty- (40) consecutive work hours for incentive positions and normal production level for non- incentive positions.

i)                 Failure to qualify will result in the employee being placed on layoff with bidding and recall rights to his/her regular job.

Bumping Chart

Labor Grade 2 through 3 will have three (3) weeks to train and must qualify in the fourth week.  Employee will be allowed to qualify earlier at their discretion.

Labor Grade 4 through 6 will have six (6) weeks to train and must qualify in the seventh week.  Employee will be allowed to qualify earlier at their discretion.

Labor Grade 7 and above will have to be pre-qualified.   Qualifications and ability of the employee shall be determined by Management, subject to the Grievance Procedure.  Employees will have thirty (30) working days to qualify without training.   Employee must

be at 80% efficiency within the third week.  Familiarization with the process will be provided.  Employee will be paid at 100% of base wage.

Note:  One week equates to five (5) working days.

j)                 Combinations

The parties recognize that work is not static and that new and changing technology requires continuous changes in job content.  Minor changes will be ongoing.  In addition to such minor changes, the Company reserves the right to create, discontinue, combine or modify job classifications at anytime.  Changes in job classifications will be negotiated with the Union.  The SHP language will govern any changes in methods that directly effect the standards.  Should the Union disagree with the rate established by the Company, a grievance may be filed under Article VI, if the issue is not resolved in the grievance procedure, the Union may advance such grievance to arbitration.  The arbitrator must be someone who is experienced in standards disputes involving recognized industrial engineering practices and procedures.  The arbitrator will have the right to visit the work place and perform his/her own study using any recognized industrial engineering technique including the stopwatch time study method or the same predetermined time system the Company used to establish the standard.  (The arbitrator will have full authority to determine which system he/she elects to check the standard.)  The arbitrator’s decision will be final and binding upon both the Company and the Local Union.

Employee(s) whose positions are affected by the combination jobs are eligible to exercise their bumping rights.

k.)         Medical

An employee who has provided the Company with proper medical documentation, and who in the opinion of the Company has become unable to do his regular work, shall be given preference to do such work, as he may be capable of performing.  The employee shall select three jobs held by junior employees.  This clause shall not be used so that an employee may upgrade himself, earnings wise.

A non-incentive employee will not be able to increase their base rate.  Their previous quarterly average will be compared to the previous quarterly average of any job classifications they may bump.

Incentive employees shall use their previous quarters average and compare to the previous quarters average of any job classification they may bump.

Any employee bumping under the medical bumping language will be required to qualify under the same qualification time as if from layoff.

Any employee bumped by a medical bump or bump created from a medical bump will have the same requirements listed under the item (f) of this Article. (See Bumping Chart)

An employee on leave can be bumped by a laid off employee with more seniority regardless of whether or not the job has been filled by a temporary.  If the job has been filled by a temporary, the employee on the temporary assignment must return to the status they had prior to the temporary position when the temporary status ends.  However, if the temporary is filled by an employee on layoff, that employee will have bumping rights.

Employee bumped while on leave will be granted bumping rights when the leave expires.

l)                Efficiency Disqualification – If a qualified employee’s efficiency falls below 100% for incentive jobs and normal production pace for non-incentive job for two (2) consecutive weeks, he/she will be counseled to determine the problem.  After four (4) consecutive weeks of less than 100% efficiency, the 100% wage guarantee will be suspended and the employee will be paid the amount earned.  After eight (8) consecutive weeks of less than 100% efficiency for incentive jobs and normal production pace for non-incentive jobs, the employee will be disqualified and removed to layoff with bidding rights only.

Article XII

RECALL

Section 1 - Recalls

a)              Employees shall be notified officially by certified mail (return receipt requested) from Personnel Office, sent to the last home address shown on the employment department’s records as furnished by the employee.  Evidence of notice shall be conclusive when the above procedure is fully complied with.  The Company may contact by other means for the purpose of expediting recalls.

b)             In the event a laid off employee employed elsewhere (outside of the jurisdiction of Local 364 (U.A.W.)) is recalled for work of a short duration, he may refuse recall and maintain rights to his original job.

Short duration shall be defined as thirty (30) work days or less.

c)              The Company may work overtime in a group while employees are laid off from the group.  Employees shall be recalled to the group when, after deducting the hours of group’s absences in the week from the amount of the group’s weekly overtime and then adding the hours of any employees transferred into the group during the week, there remains a number of hours that would provide recalled employees with thirty-two (32) hours of work for two consecutive weeks.  If there are no employees with recall rights to the group, then the Company may offer unlimited amounts of weekly overtime.

d)             An employee called for work shall report at the time specified in the notice.  Failure to report for work at the time specified shall not result in loss of seniority if the reason is due to illness, accident or emergency.

e)              If the recall is to a permanent position the Company must guarantee two- (2) weeks work or the recall does not have to be accepted and the employee retains that same recall.  On an immediate recall the Company does not have to guarantee two (2) weeks of work.

f)                If a recall is immediate the employee must accept or lose all rights to the job.  Employees shall have one (1) hour to look at the list of available jobs to determine whether or not to accept the recall or exercise his/her bumping rights.  By refusing they must then make a bump if the recall was to their regular job or be terminated.

Article XIII

JOB RIGHTS

Section 1 - Regular Job Rights

When an increase in the working force is to be effected, all employees will be called back to their regular job in line with their seniority.

Section 2 - Bidding

Newly created jobs and all job vacancies in the Bargaining Unit may be filled for five (5) work days without reference to seniority.  During this period, such jobs shall be posted for three (3) working days.  It is the employee’s obligation to investigate the details of the job during the posting period.  It will be the employees right to obtain from the Company any/all pertinent information regarding the posted job.  When a posting is taken down, the job belongs to the senior employee on the bid.  In the event he/she decides to refuse the job, he/she will suffer no penalty.  The Company may reject a bid if the bidder is at the 3rd step of discipline in the Attendance Policy

a)              The applicants are expected to be able to do the job in an average manner and up to the Company standard with training. The successful bidder will have up to fifteen (15) work days to decide if the transfer will be permanent or if they choose to return to their position prior to the bid.  In the event an employee is so transferred and fails to fill the job at the end of specified qualification period the employee will be placed on layoff with no bumping rights. Once the bid has been awarded and/or employee is in the fifteen (15) work days of being placed in the job the employee will be restricted from being able to bid on other positions as follows:

Labor Grade 1 through 6 – twelve (12) months

Labor Grade  7 and above – twenty-four (24) months

This restriction period is in effect even if the employee should elect to return to their previous position prior to the bid.  Successful bidders on non-incentive jobs shall receive the applicable hourly rate of the job to which they bid in accordance with the Wage Progression Schedule.  Successful bidders on incentive jobs will receive the applicable incentive base rate in accordance with the Wage Progression Schedule (see UAW Local 364 Article XIV, Section 2 and Article XXVII).  The Company shall have the right to temporarily transfer people (not to exceed 30 days) into vacancies created by bidding for the duration of the trial period without the posting procedure.

b)             Trainee Disqualification:  Any employee who is disqualified from a job shall be entitled to only one (1) more bid within a twelve (12) month period from the date of the original disqualification.  If an employee bids on a temporary job while on layoff or is assigned to an open job during this twelve (12) month period after disqualification he/she will still be entitled to one (1) bid.

c)              Any current employee, effective with the date of this contract, who is given work in his classification which he had not done previously, will be paid the applicable hourly rate or the incentive base rate for training for a reasonable length of time.

d)             Jobs which are posted for three (3) days and are not successfully filled by bid may be filled by the Company from any source within forty-five (45) calendar days from the time the posting comes down.  If not filled, it must then be reposted.

e)              Any bid may be cancelled.  However, if the bid is cancelled during the posting period, any signers shall have preference if the same job is again posted within thirty days from the date of the original posting.

f)                The Company will not be responsible for notifying laid off employees of open jobs to be posted for bidding.  The Company will contact the successful bidder by certified mail, which will be sent to their address of record.

g)             An employee given two days notice of layoff may sign a bid without losing recall to the job he is leaving (providing it is an employees’ regular job).

h)             No bid shall be valid for more than 45 calendar days.

i)                 An employee cannot bid on a job while on a leave unless he can go on the job within five (5) days.

j)                 Should any change be made on a bid once it is posted, the bid will be reposted or the original bid will remain posted for another three (3) working day period.

Section 3 - Fill-In Work/Transfers

a.)               Employees may be assigned to any work, assignment, job duty, position or work area within their job classification.  Any current employee, effective with the date of this contract, who is given work in their classification which he had not done previously, will be paid the base rate for training for a reasonable length of time.

b)             Employees, by seniority and who are qualified to perform the work, may be temporarily assigned on a voluntary basis to work other than in their own classification to fill temporary vacancies (not to exceed 30 days) due to absences, vacations, production needs, leaves of short duration and the training of replacements due to promotions or adjustments.  These employees shall retain their seniority in, and be returned to their own job classifications when the necessity for that temporary assignment has ceased to exist.  If there are no volunteers, the least senior qualified employee in the classification must accept the temporary assignment.  No one will be assigned to the job of any employee while he/she is temporarily assigned unless mutually agreed upon between the department supervisor and union steward or committee person.

The stewards of the departments affected will be notified prior to temporary transfers and fill-ins.  This includes transfers within the department. All transfers and fill-ins will be documented.  The Company will inform the steward of the reason for the assignment and expected length of duration.

Transfers – Employee may be transferred to jobs for production needs who are qualified on the job.  After deducting the absences of the employees for the week and then adding the hours of any employees transferred in to the group during the week, there remains a number of hours that would provide an employee with thirty-two (32) hours in two consecutive weeks a recall will be made or the job will be posted in one (1) working day.

Fill-In  - Employees who are out of work on their regular jobs may be filled in on jobs that require no training and at their base rate.  If the fill in will produce thirty-two (32) hours in two consecutive weeks there will be a recall.

c.)         Only employees who are willing and qualified on the job will be asked to train.  If there are  no volunteers available to train the least senior qualified employee will be required to accept the assignment.  The Company may hire a qualified retiree temporarily, for training purposes only.  Training will be paid at 127-½ % of the employees base rate or 127-½% of the maximum base rate of the job they are training on, whichever is higher.  Non-incentive workers will be paid a $.30/hour premium while training.

Section 4 - Temporary Jobs

When a temporary job vacancy occurs, due to the temporary absence of an employee and that absences is expected to last for thirty (30) days or more, the Company shall fill the vacancy by a temporary recall to those employees with recall rights or by posting a temporary bid if there are no recalls available.  Employees recalled or bidding to a temporary position will return to the classification or the status they were on when the temporary no longer exists.  The temporary will be for the length of the said leave of absence.

When an employee returns from a medical leave and finds that they are unable to resume working their job within three (3) calendar days and must go on medical leave again, the employee working the job on a temporary basis will maintain rights to that job for the same medical and will not back up if needed during the three (3) day period.

The Company will notify the Bargaining Committee in advance when an employee is required to perform temporary experimental, developmental, or prototype work that is not part of the employee’s job classification.

Article XIV

WAGES, JOB CLASSIFICATIONS AND INCENTIVES

Section 1.  General

The wage structure for both incentive and non-incentive job classifications is set forth collectively in Article XXVIII. The incentive plan structure is set forth collectively in the Standard Hour Plan in Article XXIX.

Section 2.  Wage Progression Schedule

All employees who are hired or who permanently transfer into a job classification (unless previously qualified) shall start at 80% of the maximum rate for the labor grade of that job classification and progress from 80% to 100% of the maximum rate in accordance with the following progression schedule:

Labor Grade	Length of Wage Progression
1	1 month
2	2 months
3	3 months
4	4 months
5	5months
6	6 months
7	7 months
8	8 months
9	9 months
10	10 months
11	11 months

The employee shall receive a wage increase on each monthly anniversary of the date of hire or transfer into the job classification until the employee reaches 100% of the maximum rate. (Any excused and/or time off the job approved by the Company will not be counted towards the employees qualification time.)  The monthly progression increase shall be an amount equal to the difference between 80% of the maximum rate and 100% of the maximum rate divided by the number of months in the progression schedule.

When an employee permanently transfers (by bidding) to a new job classification for which he/she previously qualified, such employee will be paid at the maximum rate of the new job classification when the employee is moved to the new job classification.

Incentive employees shall remain at the progression base rates of their jobs until they have equaled or exceeded 100% performance based on average for a production work week (five (5) consecutive days.  An employee must have full access to incentive opportunity and be allowed to perform the work in said job for a minimum of 50% of the time during this period.

The employee once qualified shall be paid what his/hers earnings would generate against the maximum incentive base rate, retroactive to the first day of the qualifying period.   However, if the employee is deemed “qualified” and does not achieve 100% performance for any week during the pre-determined training period, he/she shall be returned to the training program for the remaining time.

Based on management’s assessment of an individual employee’s qualifications at time of hire, transfer, or during the period of the wage progression, an employee may be advanced through the progression at an accelerated pace.

An employee working in an incentive job classification will not be eligible for incentive pay until the employee is “qualified” and reaches 100% of the maximum rate.

Section 3 – Lump Sum Payment

Payable in separate checks to active, non-probationary employees on the first Friday in December  (minus legal deductions).

2003 -  $500

2004 -  $450

2005 -  $450

eligibility:

a)              Employees who have been actively employed for thirty (30) calendar days or more in the twelve (12) month period preceding each December when the lump sum is paid and who are at work or are on layoff or on leave.

b)             Employees who retired or the beneficiary of a retiree who in the twelve (12) month period preceding the lump sum payment shall also receive the payment if they have been actively employed for thirty (30) calendar days or more in the twelve (12) month period preceding each December the lump sum is paid.  If an employee quits or is discharged before the lump sum payment is made, he will not be eligible for the lump sum payment.

Section 4 – Inventory

Time spent taking a plant wide and/or annual inventory will be paid based higher of previous quarters plant AE or $17.00/hour.  Time spent on vacation clean up will be paid at the top day rate of Labor Grade 4.  The option to work inventory will be based on seniority in each department.  The options of employees on temporary jobs will be in their permanent departments.

Section 5 – Work Related Testing

For any time lost from work while receiving treatment for or being examined by a medical professional due to work related injury or illness for which the Company is required to pay, non-incentive employees will receive their applicable hourly rate and incentive employees will receive their applicable incentive base rate.  Time for Company-required tests for pulmonary function, blood lead and auditory will be paid at 125% of the applicable incentive base rate.

Section 6 – Shift Differential

All employees working on the second and third shifts shall receive $.40 per hour in addition to their regular pay.

Article XV

VACATIONS AND HOLIDAYS

Section 1

All employees who have been in the continuous employ of the Company for more than one (1) year prior to June 1st shall be entitled to vacations with pay according to the following schedule:

1 year or more	5 days	3%
2 years or more	7 days	3-1/2%
3 years or more	8 days	4%
4 years or more	9 days	4-1/2%
5 years or more	10 days	5-1/4%
7 years or more	10 days	5-3/4%
10 years or more	15 days	7-1/2%
13 years or more	15 days	8%
15 years or more	20 days	9%
17 years or more	20 days	9-1/2%
21 years or more	20 days	10%
25 years or more	25 days	11%

The percentages shall be computed on the gross earnings of the employees between June 1st of the previous year and May 31st of the current year.

Section 2

Employees leaving the employ of the Company will have a non-forfeitable right to their vacation pay earned up to date of termination.  In case of death, the earned portion of vacation pay will be paid to the employee’s designated insurance beneficiary.  In case of retirement, the earned portion of the vacation will be paid to the retiree.

Section 3

a)              All vacations may be taken during the vacation period beginning June 1 and ending may 31, except that employees entitled to seven (7) to twenty-five (25) days vacation may schedule by seniority the balance of their vacation during the same period provided such vacation is scheduled 15 days in advance.  The Company realizes that not all vacations can be scheduled 15 days in advance, thus, one day of vacation will be granted to an employee when notifying his supervisor by 12:00 noon the day prior to the scheduled vacation day.  No additional vacation days other than the one-day of vacation, will be granted unless the production schedule allows for the additional time off.  Should more than one employee in any one group request a vacation for the same time, the employee with the greatest seniority shall be given preference provided that such preference is consistent with the efficient performance of the duties of that group.  The company shall have the right to close the factory for vacation, in which case all vacations shall be taken during that period. Seniority will govern all vacation requests submitted prior to April 1st for the upcoming vacation year.  After April 1, all requests will be on a first request basis without regard to seniority.

b)             All employees may take vacation to which they are entitled, except that those employees entitled to seven (7) to twenty-five days may limit their vacation to five (5) days if they choose with no change in their vacation pay.  The Company shall have the right to work an employee during the vacation period in case of emergency or unusual conditions with his consent.  Employees asked to work during the plant shutdown for vacation shall have the opportunity to schedule their vacation at another time.

c)              If an employee is on a medical leave, or placed on a medical leave during their scheduled vacation, they may schedule the vacation time at a later date within the vacation period.

d)             Time taken in accordance with the Family Medical Leave Act will not be counted as vacation time or as time needed under existing provisions of the Sickness and Accident language.  Any violation either of the Federal Family and Medical Leave Act or of any State Laws relating to Family and Medical Leave shall be subject to the Grievance and Arbitration provisions of this agreement in addition to any other remedies provided by the law.  The FMLA will be administered on a calendar year, January to January.

Section 4- Vacation Pay for Worker’s Compensation Payments

The Union and the Company have agreed to include worker’s compensation payments in the vacation pay calculation using the following method:

a)              Employees who received $350.00 or more in worker’s compensation pay in any given year shall have their vacation entitlement percentage multiplied by the entire amount of worker’s compensation payments that were made to them during that time.

b)             The calculation shall be made within a reasonable amount of time after the Company receives its statement of losses for the policy year ending October 31.

c)              Subsequent vacation payments based upon worker’s compensation payments received by employees shall be calculated in the manner described above except the period for calculation shall be November 1st of each year until October 31st of the following year.  Thus, the calculation period for payments made at the end of any calendar year shall be based upon worker’s compensation payments made to employees from November 1 through October 31 of the following year.

d)             All workers’ compensation vacation checks will be issued by the 2nd Friday of each December.

Section 5

Employees called to Military Service shall receive the earned portion of the actual time spent in the plant working for the year of their leaving and for year of their return.

Section 6

All employees who have been laid off prior to June 1st shall receive the earned portion of their vacations.  Vacation checks to laid-off employees shall be mailed during the first two weeks in June.

Section 7

	2003	2004	2005
Week(s) of:	6/29/03	7/4/04	7/3/05
	7/6/03	7/11/04	7/10/05

The Company will pay all employees who meet the following eligibility rules for eight hours not worked on:

Holiday Schedule

2003

Good Friday	4/18/03
Memorial Day	5/26/03
Labor Day	9/1/03
Thanksgiving Day	11/27/03
Day after Thanksgiving	11/28/03
Independence Day observed	12/24/03
Holiday 1	12/25/03
Holiday 2	12/26/03
Holiday 3	12/29/03
Holiday 4	12/30/03
Holiday 5	12/31/03
Holiday 6	1/1/04

2004

Good Friday	4/9/04
Memorial Day	5/31/04
Labor Day	9/6/04
Thanksgiving Day	11/25/04
Day after Thanksgiving	11/26/04
Independence Day observed	12/23/04
Holiday 1	12/24/04
Holiday 2	12/27/04
Holiday 3	12/28/04
Holiday 4	12/29/04
Holiday 5	12/30/04
Holiday 6	12/31/04

2005

Good Friday	3/25/05
Memorial Day	5/30/05
Labor Day	9/5/05
Thanksgiving Day	11/24/05
Day after Thanksgiving	11/25/05
Independence Day observed	12/23/05
Holiday 1	12/26/05
Holiday 2	12/27/05
Holiday 3	12/28/05
Holiday 4	12/29/05
Holiday 5	12/30/05
Holiday 6	1/2/06

a)              Pay for incentive employees will be at their straight time average hourly for the previous calendar year.  Non-incentive employees will be paid their applicable hour rate.  New Years day shall be paid at the same rate as the proceeding Christmas.

b)             Employees must have seniority as of the date of the holiday.  Probationary workers are not eligible.

c)              Employees must have worked on the last regularly scheduled work day prior to and the next regularly scheduled work day after such holiday, except when such holiday falls within the 5-day bumping period of a laid off employee and he exercises bumping rights within this 5-day period.  If you are scheduled to work the day before or the day after a holiday you will be guaranteed eight (8) hours of pay.

d)             An excused absence, which the Personnel Department has confirmed in writing, will be considered as time worked for the purpose of meeting eligibility rule (c).  An absence because of illness or injury shall be considered as time worked for the purpose of meeting eligibility rule (c).

e)              An absence because of illness, which does not extend longer than one week before and/or after a holiday shall be considered as time worked for the purpose of meeting eligibility rule (c) upon presentation of a doctor’s certificate confirming inability to work.

f)                Any employee on a medical leave of absence or a military leave of absence shall receive holiday pay for the first holiday, which falls during the leave.  In cases where a series of holidays are observed together (i.e., Christmas, etc.) a maximum of six (6) days holiday pay will be granted.

g)             When one of the above holidays occurs during an employee’s vacation, the employee shall be paid for such holiday in addition to his vacation pay.

h)             An incentive employee returning to work who has been on layoff longer than a year shall be paid at his previous quarter’s average or the plant’s last previous quarter’s average, whichever is lower.  Basis of pay is calendar quarter.

i)                 If laid off 15 days prior to a holiday and employee has no job to bump, employee will be paid for the holiday.  Employees with a job to bump must exercise such bumping rights to be eligible for holiday pay.

j)                 An incentive employee on medical leave of absence of more than one (1) calendar year, validated by a medical doctor’s statement which prevents them from working, will be paid on the same basis as provided for in (i) above.

Article XVI

LEAVES OF ABSENCE

Section 1

An employee who serves in the Armed Forces shall be governed as to leave of absence and seniority rights by the Universal and Military Training Act.

Section 2

Every leave of absence shall be made a matter of record; and a copy of the regular leave of absence form shall be provided to the employee who has been placed on leave and the Union.

Section 3

Upon written application, a leave of absence of more than ten (10) working days may be granted to employees at the discretion of the Company.  Such leaves are not to exceed ninety (90) calendar days unless renewed or extended.  Failure to report back on the job at the termination of an authorized leave shall be cause for automatic separation from the payroll.  However, no employee shall lose his seniority if the failure to report is due to his or her own sickness or accident or other justifiable reasons.

Exceptions to the above are the following.

a)              Employees selected to perform full-time Union duties or elected to public office shall be granted a leave of absence with seniority accumulative until the required service shall end.

b)             Sick or injury leave shall be granted on presentation of a physician’s certificate to the Personnel Director.  The Company shall be privileged to require such employee to take a physical examination by a Company physician to determine his fitness to return to work.  Such examination shall not be for the purpose of discrimination and the cost shall be borne by the Company.  In any event, the employee shall be responsible for a doctor’s release before returning to work.

Section 4, Bereavement

In the event of a death in an employee’s immediate family, time off up to three (3) working days shall be granted.  Pay for incentive employees will be the employee’s straight time average hourly earnings for the previous quarter.  Non-incentive employees will be paid at their applicable hourly rate.  Time off with pay will be granted for deaths in the immediate family, which occur during holidays and the vacation periods.  For purposes of bereavement pay, immediate family is defined as spouse, parent, child, brother, sister, parent of spouse, step-parent, step-child, step-brother, step-sister, step-father-in-law, step-mother-in-law, half sister, half brother.  The Company will also pay for time off up to three days for the death of any grandparent or step-grandparent (maximum of four), grandparent of spouse, grandchild, step-grandchild, brother-in-law, sister-in-law, son-in-law, and daughter-in-law.  (The Company agrees to pay employees bereavement pay for “in-laws’’ if an employee’s spouse has died but the employee has not remarried. Also, a stillborn child shall be considered as a “child”.)

Section 5, Jury Duty

In the event an employee is called upon to serve on a jury,  incentive employees will be paid their straight time average hours earnings for the previous calendar quarter for all time lost, less jury duty. Non-incentive employees will be paid at their applicable hourly rate less jury duty pay.

A first shift employee, or second shift employee, will be paid for the shift on the day on which the employee served on a jury.  A third shift employee will be paid for the shift before or be paid for the shift after the day on which the employee served on the jury.  The third shift employee will select the shift of absence.

Section 6

Taking employment elsewhere during a leave of absence shall automatically cancel the leave and terminate employment of the employee in this plant.  (Exceptions may be made under justifiable reasons.)

Section 7

An employee who is on a personal leave of absence for more than five (5) consecutive work days shall pay $10.00 for family health care coverage or $3.00 for single health care coverage for each working day that exceeds five (5) working days.

Article XVII

GENERAL

Section 1

The Company shall allocate all work as equitably as practical among groups of employees capable of doing such work.  Ability to do the job in an efficient manner, up to the Company standard of quality, and the necessity of meeting production schedules, shall be the only recognized factors in equitable allocation of work.

Section 2

All employees are required to be familiar with and abide by the shop rules, which are a part of this agreement.

Section 3

The Company shall continue to make necessary provision for the safety and health of its employees during the hours of their employment.  Individual employees shall be responsible for using proper safety devices and following all health and safety rules and regulations.  The Union shall cooperate with the Company in the use of safety devices and observance of safety rules and regulations.

Employees of Conn-Selmer under the jurisdiction of the U.A.W. will be represented by their Health and Safety Representatives from the Bargaining Committee.  They will be automatic members of the Safety Committee.  The Safety Committee will meet on a monthly basis to discuss and review the safety condition of their plant.  In addition to the Health and Safety Representatives the Safety Committee will consist of designated members of Management.

Section 4

Five bulletin boards shall be used for the following purposes by the Union:

a)              Notices of meetings, recreational, and social events

b)             Notices of elections and results

The bulletin boards shall not be used by the Union for any other purpose without the express permission of the Personnel Director.  All notices shall be signed by a Union Officer, a copy of which shall be submitted to the Personnel Director prior to the posting.  (“b” of this section is excluded.)

Section 5

Determination of standard of quality is the sole responsibility of the Company.

Section 6

None of the provisions in this contract shall take precedence over any Federal or State Statute.

Section 7

In the event of any sale of all or substantially all of the assets of the Company at the location or locations covered by this agreement to a buyer who plans to operate an operation at that location or locations with all of the employees as are covered by this agreement, the buyer shall be bound to recognize the Union as the exclusive bargaining representative of these employees before the sale.

Section 8

The Company shall provide the Bargaining Committee a list of all the updated, or changed addresses and a list of all new employees, including addresses and all other pertinent information.

Section 9

Conn-Selmer, Inc. and the U.A.W. Local Unions have recognized their respective responsibilities to develop improvements in the work environment.  Both parties maintain that an adversary relationship in labor matters is counterproductive.  It is readily understandable that future success in our very competitive business depends in large measure upon the ability to create a work environment, which enables each person to contribute his/her knowledge, skill, ability and experience to the health of the enterprise as a whole.  The parties agree to continually review and revise non-productive work rules and practices that adversely affect the competitiveness of the operations.  Neither party can condone wastefulness in any manner — be it of people, plant, machinery or material.  Both parties agree to work as a team in the exploration and development of innovative programs conducive to the positive attitudes of all our employees.  The Company and the Union agree that teamwork; cooperation and communication are key factors in the overall success of the operation as a whole. The Union and the Company agree to make every effort possible to maintain a positive and productive relationship

Section 10 – Skilled Trades

a)              Job Descriptions:  UAW approved job descriptions for the Tool & Die maker classification  have been adopted by the Company and Skilled Trades Department.

b)             Lines of Demarcation:  Skilled Trades will only be utilized in the work areas as defined by their classification.

c)              Tool Replacement:  The Company agrees to replace tools and gauges, etc. for skilled trades, that are broken or worn from use on the job, if in fact the tool is brought to management for review.

d)             As Skilled Trades is not a regular production job, they will not be considered as transferable for the purpose of this agreement.

Article XVIII

SEVERANCE

If economic or competitive conditions make it necessary to move part or all of a plant to a new location, or if there is a shutdown of a plant or product line, the employees affected will have the following rights:

a)              Employees whose jobs are affected due to job elimination shall be required to exercise their option of bidding, bumping, accept layoff or severance pay as provided in this agreement.

b)             All employees actively on the payroll for the duration of this agreement or laid off or on leave of absence since February 28, 1973 are eligible for severance pay.

c)              Active employees who are eligible for early retirement may elect their retirement and receive severance in accordance with this agreement provided they qualify under the provisions of Article XXII, Section 2 of the Working Agreement between Local 364 (U.A.W.) and the Company.

d)             Severance pay for affected employees shall be at the rate of one (1) week’s pay for each full year of seniority at average earnings for the previous calendar year (pro-rated monthly and paid at previous calendar year’s average or current average earnings, whichever is higher). In addition, anyone with ten (10) or more years’ seniority will receive an additional two weeks for every five (5) years of seniority thereafter.

e)              Employees accepting severance pay shall forfeit all seniority rights at that time, retaining only vested rights, if any, in the pension plan.

f)                All insurance benefits for those employees accepting severance pay will be provided and paid for by the Company for a period of three (3) months.

Article XIX

TRANSFER BETWEEN LOCALS

Employees affected by any transfer of operations between Main Street (U.A.W. Local 612) and Vincent Bach (U.A.W. Local 364) will be entitled to the following rights:

1.               Employees transferring will have a letter placed by their name, (M) for Main Street, (V) for Vincent Bach, and will be placed on the seniority list of the Local they transfer to, with the date of transfer becoming their seniority date for purposes of bidding or bumping within the Local to which they have transferred.  The original hire date with the Company will be used for vacation entitlement, pensions, and any other negotiated benefits.

2.               Employees transferring will not be allowed to exercise their bidding rights in the Local they are transferred to for a period of one (1) year from the date of the original transfer except in case of layoff.

3.               Employees transferring will have the right to bid or bump back into their original Local for a ten-year period that follows the date of transfer to the other Local.  If an employee bids or accepts recall to his original Local, he will forfeit all rights to the other Local unless he was bidding or accepted recall while on layoff on the street.

4.               For the purpose of bumping within groups of transferred employees, the seniority date from their original Local will be used.  An (M) can bump an (M) or a (V) can bump a (V) with less seniority.

5.               Should a layoff occur on a transferred job, those employees without a letter will be laid off first.

6.               An employee who has recall rights to a job being transferred will retain those recall rights even after the job is transferred.  An employee would lose recall rights to a transferred job if he is recalled and refuses recall to the transferred job.

7.               Employees transferred will accumulate seniority in their original Local for purposes of bidding or bumping back to their original Local.

8.               An employee displaced by an employee electing not to transfer with the operations will have the option of bumping, taking the layoff, or transferring with the operations with the rights defined above.

9.               Employees electing not to transfer with the transferred operations and/or employees displaced as a result of the transfer will be able to use the extra time for training that is provided when a job is eliminated.

10.         Existing rates will be transferred with jobs subject to Section 7 (c) of the Standard Hour Plan.  Unrated jobs will be rated in accordance with the agreement of the Local to which the jobs are being transferred.

Article XX

TRANSFER OF OPERATIONS

1.               If the Company transfers any of its operations between Conn-Selmer (U.A.W. Local 612) and Vincent Bach (U.A.W. Local 364) employees will be entitled to the following options:

a)              Transferring with the job or operation to the plant or division to which the job is transferred, or

b)             Remaining under the jurisdiction of their respective locals, U.A.W., and exercising their seniority rights to bump with job elimination as provided under the bumping procedure of this agreement.

2.               Employees exercising their rights under (a) shall retain all seniority credits except for the purpose of bidding or bumping.

3.               If the Company moves a job to another existing plant or to a new plant then later moves back to the original plant, the rates must be intact from the original plant subject to Section 7 (c) of the Standard Hour Plan.

4.               The Company recognizes that each of its Local Unions would prefer to retain their own separate identity and, therefore, will not merge the two Locals during the life of this contract.

Article XXI

OUTSOURCING/PREFERENTIAL HIRING

Section 1

It is the policy of the Company to utilize its employees in the performance of manufacturing, maintenance, and tool and die work in the shop that is presently and historically performed by Bargaining Unit employees.  Both parties do hereby recognize that instances may arise during the term of this agreement when the Company finds it necessary to utilize outside contractors.  In such instances, the Company will provide the Union sixty (60) days advance notice, in writing, and information prior to such utilization and agree to meet with the Bargaining Committee and discuss the reasons for the proposed outsourcing and any possible solutions that may otherwise economically allow us to keep these jobs in-house.  If subcontracting reduces an employee’s work hours below forty (40), the Company agrees to meet with the Union in order to attempt to resolve the issue.  If the Union is not notified of the outsourcing or subcontracting, the Company will pay the amount of labor cost of the job that was done outside.

Section 2

A Bargaining Unit employee represented by U.A.W. Local 364 or Local 612 who is laid off may make written application for work at other Conn-Selmer Elkhart plants whose hourly employees are represented by the U.A.W.  This laid off employee shall be given preference for employment and will be hired before other inexperienced applicants are given employment.

The employee’s vacation benefits and pension benefits will be determined in accordance with the employee’s original date of hire.

If an employee is recalled to the plant from which he was laid off, he may accept the recall and will lose all seniority at the plant, which hired him when laid off.  If he chooses not to accept the recall, he may continue working at the plant that most recently hired him but will lose all seniority at the plant that recalled him.

Article XXII

BENEFITS

Section 1

The health insurance plans in effect as of May 1, 2003 will remain in effect for the duration of the Working Agreement.  The following increases for employee health insurance contributions will be added to employee health insurance contributions that were in effect on May 1, 2003.

Indemnity PPO
2003 Rates*
Core Plan – 80/20 Plan
Single	$21.00/week
Family	$36.00/week

Option 1 – 90/10 Plan
Single	$37.00/week
Family	$67.00/week

Option 2 – 70/30 Plan
Single	$16.00/week
Family	$24.00/week

*A maximum cap of $8.00/week for following contract year 2004 and 2005

At each annual enrollment date an employee (“family unit” in the case of employees married to other Conn-Selmer employees) may elect to opt out of the HSMD insurance and receive a $890 payment each quarter (three (3) month period) [$445 for employees opting out from single coverage] for which he/she has elected “no coverage”; to exercise this option, the employee must present evidence of alternative coverage.  The employee (or “family unit”) may elect to re-enter the contractual coverage at the next annual enrollment period (normally effective the next 1/1) or upon a change in status as defined in HIPPA; employee opting out may still elect Dental Plan

	Vision
	2003	2004	2005

Single	$1.50/week	$1.50/week	$1.50/week
Family	$4.25/week	$4.25/week	$4.25/week

Dental

	2003	2004	2005

Single	$3.65/week	$3.65/week	$3.65/week
Family	$8.19/week	$8.19/week	$8.19/week

Section 2

Effective January 1, 2003, the amount used to compute the benefits of the pension plan will be increased to $26.50 per month.

Effective January 1, 2004, the amount used to compute the benefits of the pension plan will be increased to $27.50 per month.

Effective January 1, 2005, the amount used to compute the benefits of the pension plan will be increased to $28.50 per month.

Effective January 1, 2006, the amount used to compute the benefits of the pension plan will be increased to $29.50 per month.

Employees taking Early Retirement on or after April 1, 2003 will be eligible for full pension benefits, if such employee is age 62 or older and has 30 or more years of Credited Service at the date of such Early Retirement.

Effective March 1, 1976, the reduction factor for employees taking Early Retirement shall be 4/10 of 1% per calendar month by which such employee is under 65 at the time his first early retirement benefit payment is paid to him; provided, however, that if such employee has completed thirty (30) or more years of Credited Service, this benefit shall be reduced by 4/10 of 1% for each complete calendar month by which he is under age 62 at the time his first early retirement benefit is paid to him.

Article XXIII

DURATION

Section 1

Nothing in this agreement shall permit the Union or any of its members to assume that they have any authority to officiate in management or in a supervisory capacity.  If management or the Union or any of its members violate the terms of this agreement, it shall be considered a gesture of bad faith and subject to immediate correction through the established bargaining procedure.  The policy of manufacturing, the methods and schedules of production, including means and processes of manufacturing are the prerogative of the Company.  It is agreed that the Company will not use this prerogative for the purpose of discriminating against the Union.  The Company will notify the Union sixty (60) days in advance in writing when it becomes necessary to withdraw production operations or functions from a plant under the Union’s jurisdiction.  The Company will notify the Union ninety (90) days in advance in writing of closing a plant under the Union’s jurisdiction.

Section 2

This agreement shall remain in force through March 31, 2006 and shall automatically renew from year to year unless written notice of desire to terminate or to modify any portion of the terms is given by either party to the other at least sixty (60) days prior to the expiration of such annual period.  Amendments may be made from time to time by agreement.

Article XXV

ABSENTEEISM AND TARDINESS

CORRECTIVE ACTION

PROGRAM

1.               The intent of this program is to establish a fair, consistent, and reasonable approach for absenteeism.  The majority of our employees are conscientious and follow good work habits.  Unfortunately, there are a few individuals who abuse the system, and for this reason we must have a procedure to administer discipline on a fair basis.

2.               Excused Absences - Absences for the following reasons shall be considered excused absences:

A.           Vacation

B.             Jury Duty

C.             Death in immediate family

D.            Job related injury

E.              Approved Leave of Absence

F.              Proven illness

A proven illness must be supported by a doctor’s office statement M.D., D.D.S or D.O.) or a written excuse stating that the employee was seen by the doctor and the dates the employee was unable to work.

G.             Union activity

H.            Lack of Work

I.                 Physical examination for military duty

J.                Proven emergency, accident, or illness in the immediate family

K.            Lay off

L.              Prior excused absence

M.         Court appearance will be excused unless they are due to illegal  activity by the employee

Note:  If an employee has made a commitment to work overtime by either written or oral communication with his supervisor and does not work the overtime, the absence will be excused or unexcused in accordance with the Attendance Policy.

3.                Reporting of Absences

A.           If an employee is absent for any reason, he/she must call the Human Resource no later than two (2) hours after the start of his/her shift or the absence will be unexcused.

B.             An employee missing two (2) consecutive days without calling in and not reporting to work on time the 3rd day will be terminated.

4.              Tardiness/Leaving Early

A.           Tardiness is the failure of an employee to report to work on time at the beginning of his/her scheduled shift or after the lunch period.

B.             Leaving early is leaving the building before the beginning of the lunch period or before the end of the shift.

5.              Progressive Disciplinary Procedure

Step 1:    Written Warning

Step 2:    Written Warning

Step 3:    Final Written Warning

Step 4:    Discharge

6.              Unacceptable Absenteeism/Tardy Levels

A)          Tardiness and leaving early will not be excused except for those items listed in paragraph #2, Excused Absences.

B)            When an employee exceeds the levels of absenteeism and/or tardiness/leaving early as listed above, they shall receive the disciplinary steps listed below:

1.)           Tardy and/or leave early 10 times - Written Step 1

2.)           Tardy and/or leave early 15 times - Written Step 2

3.)           Tardy and/or leave early 20 times - Final Written Warning

4.)           Tardy and/or leave early 25 times - Discharge

7.              Absenteeism

A)          An employee who misses 16 or more hours shall receive a written step.

B)            An employee who misses 32 or more hours shall receive a written step.

C)            An employee who misses 48 or more hours shall receive a final written warning.

D)           An employee who misses 16 unexcused hours while on probation will be discharge

8.               Anyone given a final written warning for absenteeism will be placed on one year’s probation beginning with the first working day following the final written warning.

9.               The attendance year is April 1 through March 31 of each year.

Disciplinary steps will be issued within ten (10) working days of the infraction.

Each step will become part of the employee’s personnel record except that no step will remain in the employee’s personnel record if an additional step has not been added within six (6) months – Item 7d being the only exception.

Article XXVII

Wage Progressions

Wage Progression Schedule  -  1st Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.01	$12.44												$12.44
2	$11.05	$12.12	$13.43											$13.43
3	$11.85	$12.54	$13.48	$14.42										$14.42
4	$12.39	$13.15	$13.90	$14.66	$15.42									$15.42
5	$13.44	$13.83	$14.48	$15.12	$15.76	$16.41								$16.41
6	$14.23	$14.55	$15.12	$15.69	$16.26	$16.83	$17.40							$17.40
7	$15.03	$15.29	$15.81	$16.33	$16.84	$17.36	$17.88	$18.39						$18.39
8	$15.57	$16.05	$16.52	$17.00	$17.48	$17.96	$18.43	$18.91	$19.39					$19.39
9	$16.36	$16.81	$17.26	$17.70	$18.15	$18.60	$19.04	$19.49	$19.93	$20.38				$20.38
10	$17.16	$17.58	$18.00	$18.42	$18.84	$19.27	$19.69	$20.11	$20.53	$20.95	$21.37			$21.37
11	$17.95	$18.35	$18.76	$19.16	$19.56	$19.96	$20.36	$20.76	$21.16	$21.56	$21.97	$22.37		$22.37

Wage Progression Schedule  -  2nd Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.26	$12.69												$12.69
2	$11.05	$12.37	$13.68											$13.68
3	$11.85	$12.79	$13.73	$14.67										$14.67
4	$12.64	$13.40	$14.15	$14.91	$15.67									$15.67
5	$13.44	$14.08	$14.73	$15.37	$16.01	$16.66								$16.66
6	$14.23	$14.80	$15.37	$15.94	$16.51	$17.08	$17.65							$17.65
7	$15.03	$15.54	$16.06	$16.58	$17.09	$17.61	$18.13	$18.64						$18.64
8	$15.82	$16.30	$16.77	$17.25	$17.73	$18.21	$18.68	$19.16	$19.64					$19.64
9	$16.61	$17.06	$17.51	$17.95	$18.40	$18.85	$19.29	$19.74	$20.18	$20.63				$20.63
10	$17.41	$17.83	$18.25	$18.67	$19.09	$19.52	$19.94	$20.36	$20.78	$21.20	$21.62			$21.62
11	$18.20	$18.60	$19.01	$19.41	$19.81	$20.21	$20.61	$21.01	$21.41	$21.81	$22.22	$22.62		$22.62

Wage Progression Schedule  -  3rd Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.51	$12.94												$12.94
2	$11.30	$12.62	$13.93											$13.93
3	$12.10	$13.04	$13.98	$14.92										$14.92
4	$12.89	$13.65	$14.40	$15.16	$15.92									$15.92
5	$13.69	$14.33	$14.98	$15.62	$16.26	$16.91								$16.91
6	$14.48	$15.05	$15.62	$16.19	$16.76	$17.33	$17.90							$17.90
7	$15.28	$15.79	$16.31	$16.83	$17.34	$17.86	$18.38	$18.89						$18.89
8	$16.07	$16.55	$17.02	$17.50	$17.98	$18.46	$18.93	$19.41	$19.89					$19.89
9	$16.86	$17.31	$17.76	$18.20	$18.65	$19.10	$19.54	$19.99	$20.43	$20.88				$20.88
10	$17.66	$18.08	$18.50	$18.92	$19.34	$19.77	$20.19	$20.61	$21.03	$21.45	$21.87			$21.87
11	$18.45	$18.85	$19.26	$19.66	$20.06	$20.46	$20.86	$21.26	$21.66	$22.06	$22.47	$22.87		$22.87

Article XXVIII

Schedule of Job Classifications and Rates

Labor Grade	Job Number	Job Title
2	171	Combination Box, Bag & Inspect
	120	Inspection – Primary – Dept. 87
	33	Inspection of Incoming Instruments & Utility where needed

127

Stock Clerk

	44	Tie Down & Wedge Saxophone
	114	Utility - Emery Slides
	157	Utility Operator – Dept 87
	103	Water Test Slides & Repair
	3	A2 Specialized Spraying & Repair
	150	Cork & Pad
	155	Guard Thumbrest & Tape
	181	Inspect Mounted Sub Assemblies
	119	Inspection-Major Parts
	35	Maintenance Helper
	22	Oven Attend & Lacquer Inspection
	47	Sort / Inspect / Utility Operator
	190	Utility Dept 75
	158	Utility Tanks – Dept 87
	42	Utility - Dept. 77
	1206	Utility Worker

3	17	Automatic Buffing Machine (Mush Buff-Dept 73, 84)
	151	Clean Instruments - Brass
	34	Combination – Cleaner/Packer
	79	Honing - Student Line
	137	Light Mill & Drill
	24	Load & Unload Automatic Degreaser
	128	Punch Press
	140	Reamer - Sax Bodies & Keys
	38	Specialist Packer (B)
	197	Spring, Cork, Pad & Utility
	41	Utility Maintenance Helper
	162	Utility – Professional Saxophone
	46	Utility, Shipping & Stock Clerk
	1207	Oven Attendant/Part Cleaner
	152	Clean Instruments - Saxophone

Labor Grade	Job Number	Job Title
4	110	Combination – Mount Subassemblies & Mount Knobs on Saxophones
	194	Combination Hone & Final Assembly
	180	Combination, Mount Knobs on Saxophone, Mount Body, Bow, Bell
	192	Combination, Pad Solder & Key Solder
	195	Drill, Tap & Mill Sax
	66	Final Assembly Student
	78	Honing,Professional
	S4	Millwright Helper
	138	Mount Body, Bow, Bell – Saxophone
	139	Mount Sub Assembly
	85	Mounting – Saxophone Knobs
	84	Mounting Brass Instrument – Student
	87	Mounting Trombone Slides & Sub Assemblies
	94	Pro Sax Silver Solder
	30	Raw Material Store Room
	141	Silver Solder – Pads
	142	Silver Solder – Small Parts
	96	Silver Solder Keys A - B - C – D
	52	Slide Assembly – Trombone Professional
	98	Slide Making – Cornet & Trumpet – Student
	121	Student Trombone Bell Mounting
	123	Student Trombone Parts Mounter
	124	Student Trombone Slide Final Assembly
	122	Student Trombone Slide Mounting
	182	Tone Hole Pull & Face Operator
	145	Utility Keys - Cut/in, Pushup, Jigging & Other Work as Required
	37	Utility, Trombone Slide Assembly
	177	Wastewater Operator

5	1205	Tone Hole Facing Operator
	51	Bell Assembly – Trombone Professional
	193	Combination, Freeze Bending & Crook Making
	131	Crook Maker - Bell Bending
	99	Socket Worker – Pierce & Pull
	45	Utility Lead Pour & Oven Attendant
	165	Automatic Buff
	166	Combination Emery & Hand Buff
	125	Combination Honing & Final Assembly Pro
	132	Draw Bench
	65	Final Assembly Professional
	26	CNC Operator
	71	General Machine B

Labor Grade	Job Number	Job Title
5	74	Genaral Machine E
	49	Inspect & Repair Soft Solder
	5	Inspection Primary / Bach & Student
	86	Mounting – Trombone
	83	Mounting Brass Instrument - Professional
	88	Piston Making
	7	Pre-Test
	1201	Utility Dept. 54
	25	Set Up Light Mill & Drill
	97	Slide Making – Cornet & Trumpet – Professional
	31	Specialized Inspection
	115	Utility – General Machine
	170	Utility – Mouthpiece Buffing

40

Utility – Mush Buff & Desolder

	100	Valve Making

6	55	Bell Spinner Cornet, Trumpet & Trombone
	58	Bow & Mouthpipe Maker
	105	Combination - Pitch Bending & Crook Maker
	27	Engraving
	70	General Machine A
	72	General Machine C
	73	General Machine D
	75	General Machine F
	76	General Machine G
	95	Screw Machine Operator
	172	Specialized Mouthpiece Maker
	113	Utility – Bell Spinner
	1202	Utility Key Finish

7	8	Bach Trumpet and Cornet Tester
	53	Bell Maker - Brass Instruments
	57	Body Maker – Saxophone
	93	Buff Keys
	169	Miscellaneous Machine Operator
	2	A1 Experimental & Technical Repair
	54	Bell Maker – Saxophone
	175	Brown & Sharpe
	67	Final Assembly Adjust Saxophone
	90	Polish & Buff Parts – Cornet, Trumpet, Trombone - Group A
	91	Polish & Buff Parts – Cornet, Trumpet, Trombone - Group B
	89	Polish & Buff Sax Parts
	82	Lacquering

Labor Grade	Job Number	Job Title
7	19	Student & Professional Saxophone Tester
	20	Tester Trombones
	1204	Tumble Buff Operator

8	13	Bach Shop Honer & Final Assembler
	69	Final Assembly Adjust Baritone Saxophone
	159	Professional Saxophone Final Assembly
	1308	Buff & Color –Sax, Trombone, Cornet & Trumpet

9	14	Bach Shop Combination Final Assembler
	11	Bach Shop Mounter/Trombone
	9	Bach Shop Mounter/Trumpet, Cornet
	S3	Millwright

10	12	Bach Shop Color Buffer
	1309	Buff & Color Pro A – Cornet, Trumpet, Trombone – Bach
	1310	Buff & Color ProB – Cornet, Trumpet, Trombone - Bach
	S2	Electrician

11	S1	Tool & Die Maker

*   Bold    -    Non-Incentive

Article XXIX

Standard Hour Plan (SHP)

The Company, on its part, agrees to provide to the Union and its employees opportunities for continued employment, good working conditions, and fair and equitable wages.  The Union agrees to accept reasonable measures on the part of the Company (as negotiated through Collective Bargaining) to improve its competitive position by improving productivity, reducing waste, conserving material and supplies, and improving quality of workmanship.

The basic plan will be the Standard Hour Plan (SHP) in which incentive standards will be expressed in terms of standard hours for a specified quantity of quality production.  However, other suitable time standards may be used by mutual agreement, in writing, between the Company and Bargaining Committee in those situations where the SHP is inappropriate.

Incentive standards under this SHP will be established and paid on an individual basis.  Group standards will be utilized by mutual agreement in special circumstances.

1.               It is the responsibility of the Company to establish proper methods for all jobs in the workplace and to establish incentive rates that:

(a)                Are fair and equitable.

(b)         Are based on the capacity of a normal worker (100% represents normal) working at a safe, normal pace and under normal conditions and will allow workers who exceed these standards to earn extra compensation.

(c)          All standards will be established by the use of any accepted industrial engineering method(s) such as time study (continuous stopwatch method), predetermined time system, standard data developed from studies made in this workplace or a combination of these.  Standards set from standard data (as outlined above) must show the specifications for methods, tooling, cycles, etc., in order to ensure that the proper time values are being applied. A worker whose job is to be studied will be notified one hour in advance of such study.  The Company will also inform the Local Union of its intent to do such study one hour in advance of the study.  It is understood that the Company will not be required to make such one hour advance notification during the period of conversion from the old incentive pay system to the new SHP, but will be obligated from that point forward.

(d)         Rating Factor (method to arrive at 100% performance if the stopwatch method is utilized): Different workers possess varying degrees of skill and effort; therefore, it may be necessary to rate (level/normalize) the worker to arrive at a standard representing 100% performance, either plus or minus, to compensate for work pace variances above or below 100%.  Such rating will be made at the time of the study before leaving the observed job location.  The same rating procedure will be applicable to joint time studies with the understanding that the observers will initial and exchange their rating before leaving the observed location.

Two Examples of Applied Rating Factor (Examples Only):
Observed Watch Time	=	.90	Mins
Rating Factor	=	110%
Normal Time	=	.99	Mins

Observed Watch Time	=	1.10	Mins
Rating Factor	=	90%
Normal Time	=	.99	Mins

(e)          All standards will give due consideration to the quality of workmanship required.

(f)            All standards will be established to yield a “1/1” ratio, i.e., the standard will be such that for each one (1) percent increase in production in excess of the established production standard, the worker will receive an equal percentage increase in pay based upon the guaranteed base rate.   An employee cannot be paid less than the guaranteed base wage.

2.               The earnings objectives of the incentive program will be twenty-five percent (25%) earnings above the guaranteed base rate for a qualified worker working at an incentive pace.  It is understood that the twenty-five percent (25%) earnings objective is not a minimum guarantee and it is further understood that there is no limit on earnings under this incentive program.

3.               A machine control allowance of twenty-five percent (25%) will be added to machine cycle times.  The machine control allowance means there is twenty-five percent (25%) increase on the machine portion on the operation, which will be computed and stated separately as an element and applied to the actual machine cycle time.  This allowance will be added even though there exist manual elements, required by the established method, which are wholly internal to the machine cycle time, it being understood that manual elements may be added to more efficiently utilize such machine cycle time without affecting the standard.

Examples (Examples Only):

(1) Element Number		Time (minutes)
1.	(Manual Internal)	.14
2.	(Manual Internal)	.31
3.	(Manual Internal)	.17
4.	(Machine Time)	.82
5.	(Machine Allowance) .82 x 25% =	.21
		1.03	Mins
		Standard Time

(Elements 1, 2 and 3 are internal to the machine cycle time in the example above.)

(2) Element Number		Time (minutes)
1.	(Manual Internal)	.12
2.	(Manual Internal)	.32
3.	(Manual)	.09
4.	(Machine Time)	.44
5.	(Machine Allowance) .44 x 25% =	.11
6.	(Manual)	1.46
		2.10	Mins
		Std. Time

(Elements 1 and 2 are internal to the machine time in Example 2 above.)

Appropriate allowances under Section 4 (a) below will also be added to the manual elements not internal to machine time.

4.               Allowances and their application

(a)          Every employee will be entitled to and will receive allowances for Personal, Rest and Delay time (P R & D), which will be a minimum of 15% (other allowances may be added as necessary).

(b)         All allowances will be applied to increase the normal time, which, when properly applied, will yield an allowed time (Standard)

Example of allowance application (Example Only):

1.00	Minute Normal Time/Pc
+.15	Minutes Allowance Time
1.15	Minutes Allowed Time/Pc

Using the allowed time above, pieces per hour would be calculated as follows:

60 (Mins.) ÷ 1.15 (Mins. Allowed Time) = 52.2 pcs/Hr

Standard Hours per 100 pieces would be calculated as follows:

        allowed time per piece x 100 pieces                   =   115.0   =   1.92 Standard Hrs/100 Pcs.

60 minutes                                         60

5.               If a worker within an incentive job is required to work on a job that does not have a permanent production standard established, he/she will be paid the applicable hourly rate for all time worked on the job.

6.               Incentive earnings will be calculated for each individual incentive employee for the total hours worked on incentive during each workweek (including incentive time worked by the employee on any pre or post shift overtime during that workweek).

7.               Procedures for Changing Standards

Any production standard once established will not be changed unless the Company makes a change in the material(s), tool(s), machine(s), quality standard(s), method(s), design(s), layout(s), speed(s), or feed(s).  Any production standard, once established, will not be changed merely because of a change in name(s), symbol(s), number(s), or color(s) etc. of the product(s), material(s), tool(s), machine(s), or operation(s).

(a)          A worker’s coordination or proficiency does not constitute a change in method(s).

(b)         A standard will be changed if there is evidence of mathematical and/or clerical error(s), misapplication of a predetermined time value and/or standard data developed in the workplace.

(c)          The Company may audit work and standards provided that only the element or elements of a standard which are affected by any of the above will be possibly changed; all elements that were not affected by the above will not be changed.  This limitation will not apply in the case of a “revamped method,” i.e., a situation where either thirty percent (30%) of the total elements or thirty-five percent (35%) of the total time are being changed.

8.               Prior to the installation of a standard or a revision where a change(s) is involved, the Company will explain the details and the methods, times, etc. will be made available to the Local Union Representatives in writing.  The details will include all data and a description of the various elements of the job(s).

9.               An acceptable record of a correct, new, or revised standard will include a detailing of each element and allowances, together with the time value of each element and such description and explanation as will be necessary to relate the time standard to the operation and job(s) as it is performed.  If a continuous stopwatch study is used to establish a standard, all strikeouts must have a written explanation listed on the time study sheet(s).

10.         Any rework, which is the responsibility of the worker performing the rework, will be performed on standard without any additional pay except that such worker will not be paid less than the guaranteed base wage for all time spent on the rework.

11.         Incentive earnings will be computed and paid by multiplying the percent earned by the appropriate guaranteed base wage.

Example (Example Only):
Guaranteed Base Wage:		$15.00
Percent earned:		130%
		$19.50
6.5 Hrs. on Incentive:	6.5 x $19.50	=	$126.75
1.5 Hrs. at GBW:	1.5 x $15.00	=	$22.50
			$149.25	Total

The same result can be arrived at by multiplying the hours on incentive by the percent earned and adding the allowable downtime/non-incentive hours, then multiplying by the guaranteed base wage.

Example (Example Only):
6.5 Hrs. on Incentive x 130% =	8.45 Earned Hrs.
+1.5 Allowable downtime or non-incentive Hrs.
9.95 Total Hours
9.95 Hrs. x $15.00 =	$149.25

12.         When an employee working on a SHP standard encounters continuing off-standard conditions of a temporary nature which are substantially affecting his/her performance, e.g. hard stock, oversized stock, equipment malfunctions, etc., he/she may request through his/her supervisor that Industrial Engineering establish a supplemental standard or temporary allowance to compensate for the off-standard condition for the duration of such condition. The Company will correct the condition or establish a supplemental standard within 48 hours of the request (such supplemental standard will be paid retroactive to the affected employee[s] from the time the condition was reported).  If the Company fails to correct the condition or establish the supplemental rate within the 48 hours period, the employee will be paid 120% of their base wage for all time in excess of this 48 hours period while working against the off-standard condition.  Any supplemental standard under this Section will be applicable only so long as the unusual condition(s) for which they were established continue to exist.

13.         Local Union Time Study Person

The parties agree that it is in their best interest to have bargaining unit employees trained in the time study process in order to resolve questions, complaints, and possible grievance issues.

(a)          The Company agrees to recognize the Local Union Time Study Persons (LUTSP) in the facility.

14.         Standards Dispute(s)

Once the Company issues a new or revised standard, workers will be expected to make a reasonable effort to earn incentive and will give the standard a fair and reasonable trial period of thirty (30) days from the date of issuance.  In the event the thirty (30) day trial period is not practical, a set number of runs will be mutually agreed upon by the Company and the Union to serve as a trial period.

After the thirty (30) day trial period (or after the number of mutually agreed upon runs as outlined above), the worker will have thirty (30) working days to file a SIR, stating the reason for such SIR.

(a)          If a SIR is not filed within the thirty- (30) working period, the standard will be considered established.

(b)         Valid standard disputes will be reviewed by the Company’s Industrial Engineer and the LUTSP, within 15 working days.  If necessary a joint study, using the same method used to establish the standard will be performed.  This time period may be extended by mutual agreement between parties in writing.

(c)          If a standard dispute still exists, SIR will be implemented as a grievance at the third step of the grievance procedure and will be processed as any other grievance in regard to time limits and up to and including arbitration as outlined in the grievance procedure.  It is understood that the parties may place a standards grievance on hold by mutual agreement in writing.  (It is understood that this period of time will be used to further investigate the facts regarding the disputed standard and attempt to resolve the issue.)  Once the period of time the grievance was on hold has expired, the grievance will continue on in the grievance procedure as stated above, unless the hold is extended by mutual agreement in writing.

(d)         Once a standard has been disputed, the Company’s Industrial Engineer and the LUTSP will, within 15 working days, perform a joint study, using the same method used to establish the standard.  This time period may be extended by mutual agreement between parties in writing.

(e)          If the dispute is not resolved, the Union may appeal the grievance to arbitration as outlined in the grievance procedure with the understanding that the arbitrator must be someone who is experienced in standards disputes involving recognized industrial engineering practices and procedures.  The arbitrator will have the right to visit the workplace and perform his or her own study using any recognized industrial engineering technique including the stopwatch time study method or the same predetermined time system the Company used to establish the standard.  (The arbitrator will have the full authority to determine which system he/she will use if he/she elects to check the standard.)  The arbitrator’s decision will be final and binding upon both the Company and the Local Union.

(f)            Back-pay, if any, will be paid retroactive to the date the incident occurred resulting in an SIR. (i.e. method change, material change, etc.)

(g)         It is understood that the International Representative may bring an International Representative from the Time Study and Engineering Department into the workplace at any point during the grievance process in an effort to resolve the dispute.  The Company will provide a copy of all relevant and necessary information requested by the International Representative and will allow full access to the job site, which will include the right to perform a stopwatch time study.

If requested by the International Representative, the Company’s Industrial Engineer or Time Study Representative will perform a joint time study using the stopwatch time study method; the parties will then meet in an attempt to resolve the grievance.

15.         General Provisions

(a)          The LUTSP will perform joint analysis and studies as mutually agreed upon by the Company and the Union President as covered in Article XXIX, Section 13and Section 14.

(b)         During joint time studies by the stopwatch method the worker will follow the proper method as set by the Company.  It is further agreed that if a worker is observed working below a pace of 100% during a stopwatch time study, such study may be stopped and the time recorded will not be used to set or check a standard.

(c)          Each employee will be responsible for working to the quality standard established by the Company on each job.  The Company and the Union will work together and will establish a quality action/variation reporting system to allow each incentive employee to monitor variations in material or process affecting quality.  It is understood that the quality action/variation reporting system will be implemented prior to any conversion.  An employee directed to run parts or raw material after reporting a quality variation will not be penalized for poor quality work on such parts or material.

(d)         The worker will be responsible for recording and reporting all downtime by use of the touch screen or use of the off standard cards.  The supervisor will verify the downtime, before turning it in to payroll (or other department).

(e)          The Company will not change any information on any time report/incentive report or downtime report until it has been discussed with the worker who reported it, however, if after the discussion, the report is changed and the parties are in disagreement, the worker may file a grievance over the issue.

(f)            The Company will give a full explanation of all methods necessary to perform the job and will fully train each worker in the correct way to complete their work.

(g)         When jobs in a job classification or department are placed on the new SHP, the new standard(s) will apply and replace the former standard(s) on that specific job.   The correctness of new SHP standards should not be judged in any way by comparison to former incentive or other standards or performance, but rather by the provisions of this SHP.

(h)         Temporary Standards:

The parties recognize that once the SHP for each job has been established and implemented, new or different equipment and/or process(es), etc. may be introduced into the workplace. A temporary or permanent standard will be issued for such job(s) by the Company, within two (2) weeks of its introduction into the workplace.  Until such time as a temporary or permanent standard is issued, the employee will be paid at 120% of his/her applicable base rate for all hours worked on the job.

(i)             Downtime/Delay(s):

On operations which are properly performed under the incentive system, delay(s) beyond the control of the employee are paid for at the guaranteed base wage.  These delays include waiting for material and machine electrical or mechanical breakdown or power failure.

Since delays are included in the allowance portion of the SHP for each job, the employee will record the delay(s) start and end time(s) and one (1) tenth (6 minutes) will be deducted from the downtime for each occurrence (the intent of this deduction is to avoid paying “double” for the same delay/downtime).

Should the employee encounter more than two (2) delays which equal or exceed six (6) minutes during the course of a workday, the entire duration (including the first six (6) minutes) of such subsequent delay (3rd, 4th, etc.) during such workday will also be treated as downtime and paid at the applicable base rate.

Example (Example Only):
From 7:00 a.m. to 7:05 a.m. waiting on material –	5” downtime will be recorded; payment will be made.
From 8:00 a.m. to 8:10 a.m. waiting on material –	10” downtime will be recorded; 4” will be paid at the applicable base rate.
From 9:10 a.m. to 9:25 a.m. waiting on material –	15” downtime will be recorded: 9” will be paid at the applicable base rate.
From 10:00 a.m. to 10:03 a.m. machine jammed –	3” downtime will be recorded; no separate payment will be made.
From 1:17 p.m. to 1:19 p.m. power failure –	2” downtime recorded; no separate payment will be made.
From 1:32 p.m. to 2:07 p.m. power failure –	35” downtime recorded; 35” will be paid at the applicable incentive base rate.

Total downtime for this day is 70 mins; 22 minutes carved out and covered by allowance structure; 48 minutes separately paid at applicable incentive base rate.

(j)             Requirements

Qualified employees working against SHP standards will be expected to work at an incentive pace while working on the new incentive standards.

16.         The various contractual provisions which relate to the prior incentive system or earnings calculations or payments under the prior system (contained in the prior Collective Bargaining Agreement) will continue to apply to employees until the time of conversion.  When the new incentive standards are installed, the prior wage incentive system, including all contract agreements, memoranda or letters of understanding, minutes and past practices relating to the establishment of standards or the payment of employees under the prior incentive system and any and all matters related thereto, whether written or oral, will become null and void.  Any new agreements must be in writing and signed by both parties.  The Working Agreement will apply except where specified in the post-conversion required language changes Articles.

17.         Payment for Non Production Activities

The SHP provides that work for certain activities and conditions will be paid at the applicable base rate.  These activities include all time assigned to unrated work within the incentive job classification provided, however, that the following activities or assignments for regular incentive employees will be compensated at the following special rates:

(a)          Assignments to train – 127 ½ of the applicable incentive base rate. Or Non-incentive workers $.30 cent/hour premium while training.

(b)         Assignments to unrated experimental/prototype work – 125% of the applicable incentive base rate.

(c)          Participation in Company-called meetings, required hearing test and approved United Way activities – 125% of the applicable base rate.

Article XXX

Rates of Pay

For Incentive Employees

Condition	Rate	Time (actual and earned hours) included in incentive calculation
Holidays (Article XV, Section 8 [a])	Employee’s previous quarter’s average	No

Vacations (Article XV, Section 2)	Rate in current calculation	No

Jury Duty (Article XVII, Section 9)	Employee’s previous quarter’s average	No

Bereavement (Article XVII, Section 8)	Employee’s previous quarter’s average	No

Paid Union Time (Article VI, Section 3) and all other, including Safety Committee representatives (Article XVII, Section 3 and LUTSP	125% of applicable maximum incentive base rate	No

Assigned to train (Article XXIX, Section 17 (a))	127 ½% of applicable incentive base rate	No

Trainee (progression schedule) (Article XIV, Section 2)	Non-incentive until qualified per wage progression	No

Assigned to unrated experimental/prototype (Article XIX, Section 17 (b)	125% of applicable incentive base rate	No

Company-called meetings (Article XIII, Old Section 10) (Article XXIV, Section 17 (c))	125% of applicable incentive base rate	No

Employee payment during Disciplinary meetings	Applicable incentive base rate	No

Employee assigned to administer first Aid	125% of applicable base rate	No

Report In Pay (Article VIII, Section 4a)	Applicable incentive	No

base rate (guarantee pay for time not worked)

Call In Pay (Article VIII, Section 5)	Applicable incentive base rate (guarantee pay for time not worked)	No

Inventory (Article XIV, Section 9)	Higher of previous quarter’s plant average or $17.00/hour	No

Work Related Testing (Article XXIX, Section 17 (c))

125% of applicable incentive base rate for Company required medical tests, e.g., pulmonary function, blood lead levels, auditory testing; applicable incentive base rate for treatment at clinic or going for first aid or any other medical treatment where payment is currently made.

No

Rework/repair/returned goods
Own fault (Article XXIV, Section 10)	Reworked/repaired on standard	Yes

- Not employee fault	• Incentive rate (special); or	Yes
	• 125% of employee’s incentive base rate	No

New machines, products not rated [Article XXIX, Section 15(h)]	120% of applicable incentive base rate	No

Downtime [Article XXIX, Section 15 (i)]
- First six (6) minutes of each occurrence (2 for all occurrences that equal or exceed six (6) and all occurrences less than six (6) minutes]	On standard	Yes

- Time in excess of first six (6) minutes (And all time for downtime occurrences exceeding six (6) minutes after the first two occurrences)	Applicable incentive base rate	No

Off standard conditions substantially affecting performance (Article XXIX, Section 12)	• Supplemental standard or	Yes
	• Applicable incentive base rate; 120% of applicable base rate if no supplemental standard within 48 hours	No

Unrated work within job classification (SHP Section 5)	Applicable incentive base rate	No

Temporary assignments to another job classification (Article XIII, Section 3 (b)) - Incentive to incentive	Incentive earnings; higher of two (2) base rates for calculation; guarantee rate of 120% of the employee’s incentive base rate	Yes

- Incentive to non-incentive**/	Non-incentive; higher of two (2) base rates; 125% of the employee’s incentive base rate if employee is deprived of incentive earnings opportunity	No

- Non-incentive to incentive	Incentive earnings; higher of two (2) base rates for calculation and guarantee rate	Yes

**/                              The 125% rate would only be paid if the assignment was for the “Company’s convenience” and the employee is deprived of incentive earnings opportunity in his regular job classification.  For example, assignment of an employee from his regular job classification to another job classification during a downtime situation or “out of schedule” (no scheduled production for that job) would not warrant the 125% payments.

Article XXXI

BUFFING TRAINING PROGRAM

Employees who are hired, bump, or bid into the job classification of Student Buffer will be trained to buff one type of student musical instrument (trumpet, trombone or saxophone) during the first seven months after their entry into the job classification.  Management will determine which type of the three (3) student horns the employee will be trained to buff during the seven months of training.

Employees who enter the Student Buffer Training Program will have a two (2) year commitment to Student Buffing.  The two (2) year commitment includes the training period.  During this two (2) year period, an employee will not be eligible to bid on other jobs.  The two (2) year commitment can only be shortened in duration if an employee is disqualified from the training program or bids to the job classification of Professional Buffer.

During the first seven months of training, an employee shall be paid an hourly wage in accordance with the following wage progression:

First Month	80%	Of the maximum of Labor Grade 7

Second Month

83

%

Of the maximum of Labor Grade 7

Third Month

86

%

Of the maximum of Labor Grade 7

Fourth Month

89

%

Of the maximum of Labor Grade 7

Fifth Month

92

%

Of the maximum of Labor Grade 7

Sixth Month

95

%

Of the maximum of Labor Grade 7

Seventh Month

98

%

Of the maximum of Labor Grade 7

At the end of the Seventh Month

100

%

Of the maximum of Labor Grade 7

Based upon management’s and the employee’s trainer’s assessment of an individual employee’s qualification at the time of hire, bump, or bid during the period of the wage progression an employee maybe advanced through the progression at an accelerated rate.  This provision shall not impair management’s right to remove/disqualify an employee from the job classification during the progression if the employee fails to meet management’s reasonable expectation.

An employee will not be eligible for incentive pay until the employee is “qualified” and reaches 100% of the maximum of Labor Grade 7.

After an employee has qualified to buff one type of student horn he/she will begin the second part of the training program – an additional training period of sixteen (16) weeks duration.  The employee will be trained to buff another type of student horn during this sixteen-week period.  Management will determine the type of student horn the employee will be trained to buff during this sixteen (16) week training period (trumpet, trombone or saxophone).

During this sixteen (16) week training period, the employee will be paid at the maximum of Labor Grade 7.  In addition to the training on the second type of student horn the employee will be assigned to buff the type of student horn for which he/she was trained during the first seven months of training.  The employee will be paid in accordance with the Conn-Selmer Standard Hour Plan when buffing the student horns for which he/she is qualified.

If the Company does not provide the employee with an incentive opportunity 50% of the hours worked during the sixteen (16) week training period, the employee shall be paid at 125% of the maximum of Labor Grade 7 for all necessary hours to equal 50% of the total hours worked during the 16 week training time when added to the hours on incentive.

Example:

16 weeks of training	=	640 hours
Non incentive training	=	320 hours
Hours on incentive	=	230 hours
Guarantee of 125% X Labor Grade 7	=	90 hours
		640 hours	*

* With 320 hours being paid at the maximum of Labor Grade 7 and the other 320 hours either being compensated for in accordance with the Conn-Selmer Standard Hour Plan or 125% of the maximum of Labor Grade 7.

When an employee has successfully completed the sixteen (16) weeks of training and is qualified to buff two types of student horns, he/she will hold the job classification of Student Buffer – B and will be paid the maximum of Labor Grade 8.

Based upon management’s and the employee’s trainer assessment of an individual employee’s qualification during the second period of training, or an employee’s performance at a 100% of the standard producing quality horns an employee maybe advanced through the second part of the training program at an accelerated rate, and be paid 100% of the guaranteed base rate of Labor Grade 8.

A Student Buffer – B will be assigned by management to either of the three (3) types of student horns in accordance with the Company’s daily production needs and the employee’s qualifications.  An employee may use his seniority to select his work assignment within the job classification.

Professional Buffer Training Program

Only the employees who have qualified for the job classification of Student Buffer – B will be eligible for entry into the Professional Buffer Training Program.

During the first eight (8) weeks after entry into the Professional Buffer Training Program, an employee will be trained to buff one type of professional musical instrument, either a trumpet or trombone.  Management will determine the type of horn for which the employee will receive his/her training.

The employee will be paid 100% of the guaranteed base rate of Labor Grade 10 while receiving this eight (8) weeks of training.

After an employee has received the eight (8) weeks of training and is qualified to buff one type of professional horn, he/she will begin the second part of the training program of 16 weeks duration.  The employee will be trained to buff the other professional instrument during this 16-week period.

During this 16-week training period, the employee will be paid 100% of the guaranteed base rate of Labor Grade 10.  In addition to the training on the second type of professional horns the employee will be assigned to buff the type of professional horn for which he/she was trained during the first eight (8) weeks of training.  The employee will be paid in accordance with the Conn-Selmer Standard Hour Plan when buffing the professional horn for which he/she is qualified.

If the Company does not provide the employee with an incentive opportunity 50% of the hours worked during the sixteen (16) week training period, the employee shall be paid at 125% of the maximum of Labor Grade 10 for all necessary hours to equal 50% of the total hours worked during the 16 week training time when added to the hours on incentive.

When an employee has successfully completed the sixteen (16) weeks of training and is qualified to buff two types of professional horns, he/she will hold the job classification of Professional Buffer – B and will be paid the Labor Grade 10 incentive base rate.

A Professional Buffer – B will be assigned by management to either of the two types of professional horns in accordance with the Company’s daily production needs and the employee’s qualifications.  An employee may use his seniority to select his work assignment within the job classification.

Buffer Transition Plan

1.               Current Buffers:

All buffers who buff student horns will be a Student Buffer B, Labor Grade 8.

The employees who buff professional horns will be Professional Buffer A’s, Labor Grade 10, until they demonstrate their ability to buff two (2) professional horns by buffing at 100% of the standard while producing quality horns.  When employees are qualified to buff two (2) professional horns, they will be Professional Buffers B’s, Labor Grade 10.

2.               Employees who bid or bump into the buffing classification:

Employees who bid or bump on the Student Buffer and Professional Buffer jobs and have held the classification of Buffer will be evaluated by buffing and having their qualifications determined by the buffing incentive standards.  If they buff at 100% producing quality horns, they are considered qualified.  They will be slotted into the respective training programs in accordance with their qualifications and demonstrated ability to buff.  Only employees who have held the classification of Buffer may bid or bump a Professional Buffer job.

Article XXXII

Union Leave

The local Union President or his/her designee shall have the right to excuse employees for union business for temporary periods of time.  It is understood that the president or designee shall give as much advance notice as possible on all such leaves.  This paragraph shall not be used to disrupt production.

To:  Bargaining Committees – Locals 364

The Company agrees to provide employees with a check for delayed S&A or worker’s compensation payments upon request from the employee and/or Union.  A delayed payment occurs when the employee has not received an S&A or worker’s compensation check within 18 days of filing the appropriate paperwork.

Letter of Understanding

Re:  V- CAP

This letter describes our understanding reached during the 2000 negotiations concerning deduction for voluntary political contributions from employee paychecks.

The International Union will furnish the Company, for each employee for whom a deduction is to be made, an Authorization Card signed by the employee containing the following:

(a)                                  Name and Address

(b)                                 Plant

(c)                                  Department Number

(d)                                 Social Security Number

(e)                                  Local Union Number

(f)                                    Dollar/Cent amount to be deducted each period. (minimum $1.00)

(g)                                 Clock Number

Cards that cannot be processed will be returned to the International Union for correction.

Commencing April 1, 2004, the Company will make authorized deductions from checks for the third pay period ending in each month, and continuing for the term of the contract while the authorization is in effect.

A deduction not made will not be carried forward.

In the month following each deduction, the Company will issue one or more checks (one for each Local Union payable to U.A.W. V-CAP, in care of International Union, for deductions made in the preceding month.

A computer diskette listing will also be forwarded which will indicate the name, address, payroll location code, Local Union number, department number, full social security number, and the amount deducted for employees whose deductions are included in the check.  Year-to-date deduction totals will be included in the report.

The Company will pay the actual costs of additional setup and programming, of general administration, computer and machine time, and of processing new authorization changes or cancellations.

Employees who wish to cancel their authorizations for payroll deductions will sign a card supplied by the Union for that purpose.  Refunds will be the responsibility of the Union.

The International Union will collect and forward as one transmittal all signed Authorization Cards and Cancellation Cards for the initial processing and for each quarter to Management.

An Authorization Card that is not revoked by the employee shall continue in effect upon reinstatement to active status in the same bargaining unit provided the employee’s record is still being maintained by that payroll department.

The Union will indemnify and hold harmless the Company from any and all liability or claims arising from administrative error resulting from the deductions provided for in this agreement.

Letter of Agreement for the Merger of the Bundy and Buescher Operations and Seniority

a)              Upon the merger of the Bundy and Buescher Operations, there shall be no segregation of work, except as provided in this agreement.

b)             A seniority list shall be established, with seniority determined by the date of hire with the Bundy Corporation.

1.               All employees who were employed with the Bundy Corporation prior to February 1, 1963, shall have their present seniority dates and shall be designated by the letter “B”.

2.               All employees who were employed by the Buescher Division on February 1, 1963, shall have this date as their seniority date, and shall be arranged on the seniority list in order of their former seniority with the former Buescher Band Instrument Company, and shall be designated by the letter “H”.

3.               All other employees at either the Bundy Corporation or the Buescher Division who were hired after February 1, 1963, shall be arranged on the seniority list by the date of hire and shall not be designated by any letter.

c)              This seniority list shall be used for the purpose of bidding.

d)             This seniority list shall be used for the purpose of layoff under the following procedure:

1.               Probationary and part-time employees shall be laid off first, in any order.

2.               Unlettered employees shall be laid off by seniority date.

3.               If layoff should reach lettered employees, they may then either retain that part of the existing work they had prior to the merger, or they may exercise their bumping rights.  If lettered employee’s exercise bumping rights, any part of their job remaining shall be done by employees remaining in the group.  Employees who bump shall be called back to their group.

4.               Any lettered employee who bids from the job he holds at the time of merger into another group shall for the purposes of layoff have the least seniority among the lettered employees, regardless of letters, of the group into which he bid.

e)              In the event of a layoff, the following bumping procedure shall be followed:

1.               A “B” employee may bump only a “B” employee with less seniority, or an unlettered employee.

2.               An “H” employee may bump only an “H” employee with less seniority, or an unlettered employee.

3.               Any unlettered employee may bump any employee of lesser seniority.

Section 2 - Benefits

a)              The Company will recognize five (5) years seniority as of February 4, 1963, for every Buescher employee who shows a hiring date with the former Buescher Corporation prior to February 4, 1958.  Every Buescher employee who shows a hiring date with the former Buescher Corporation after February 4, 1958, will have as their seniority date for pension purposes their most recent hiring date.

b)             The Company will recognize the original Lesher Brass hire date for purposes of vacation and pension for Bach II employees merged with Vincent Bach as of April 1, 1981.

c)              For the purposes of vacation only, the Company will recognize five (5) years seniority as of February 4, 1963, for every Buescher employee who shows a hiring date with the former Buescher Corporation prior to February 4, 1958.  Every Buescher employee who shows a hiring date with the former Buescher Corporation after February 4, 1958, will have as their seniority date for purposes of vacation, their most recent hiring date.

This agreement will end when the employees affected by this merger are no longer employed by the Company.

Letter of Understanding for the term of this contract

In regards to employees who are in the plant(s) under a training progression as specified in 2000 Collective Bargaining Agreement and are laid off prior to completing their training, will be granted the remaining training if they are recalled.  This only applies to employees in an active training progression that have achieved a minimum of 50% efficiency in the progression.

For employees with less than 50% efficiency during the progression period and employee’s on layoff with recall to a job they are not qualified on will be extended recall rights to the last job they were qualified.

401-K Loans

•                  A participant can have one loan

•                  The participants can borrow up to 50% of their vested account balance, not to exceed $50,000.

•                  The minimum loan amount is $1,000.

•                  Interest rate is based on 1% above prime rate and will remain in effect for the life of the loan.

•                  Loan repayments must be payroll deducted each payday and transmitted to Fidelity along with the deferrals.

•                  The interest is credited back to the participant’s account on a prorated basis to their investment funds.

•                  A participant can pay the loan off in whole at any time.

•                  No partial prepayments are allowed.

•                  There is a $125 one-time origination fee, which is deducted for the loan check.

Product Purchase

Form # 100.8	Date Effective	02/17/98	Revision Date	04/01/03

Purpose

To provide our employees with an opportunity to purchase products manufactured or distributed by the Company at a discounted price.

Eligibility

Full-time employees or retirees are eligible to buy “Conn-Selmer products” for their own personal use or for the use of their spouse, children and grandchildren.

General

1)              The term “Conn-Selmer products” means any product manufactured or distributed by the Company and appearing in a current catalog and retail price list.

2)              Instrument purchases are limited to one per year.  Exceptions can be approved by an officer of the Company

3)              The employee purchase price will be:

a)                                      Maximum allowable discount* on wearables.

b)                                     25% discount on wearables.

*    Discounts are from retail prices

4)              Employee sales, including the appropriate sales tax and any shipping and/or handling charges will be for cash, check, or credit card at the time of delivery.

5)              All sales are final except for warranty problems or wearables that are the wrong size.

6)              See Appendix A for procedure to sell to employees or retirees.

In witness whereof, the employer and the union have hereto caused these Articles of Agreement to be executed this 1st day of April 2003.

Vincent Bach	Union Local 364
Division of Conn-Selmer, Inc.	U.A.W.

/s/ Robert Britton	/s/ Jerry Stayton
Robert Britton	Jerry Stayton

/s/ Edward H. Chesko	/s/ Robert Allen
Edward H. Chesko	Robert Allen

/s/ Michelle Hammer	/s/ Bo Coody
Michelle Hammer	Bo Coody

/s/ Dennis Hanson	/s/ Connie Replogle
Dennis Hanson	Connie Replogle

/s/ Doug White	/s/ Kevin Adams
Doug White	Kevin Adams

International Representative

/s/ Terry Thurman
Terry Thurman, Director of Region 3 UAW

/s/ Larry D. Banghart
Larry D. Banghart, International Representative